LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

QUANTMRE HEI HOLDINGS I, LLC

(a Delaware series limited liability company)

THE LIMITED LIABILITY COMPANY INTERESTS (“INTERESTS”) IN THE VARIOUS SERIES OF QUANTMRE HEI HOLDINGS I, LLC ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT (“AGREEMENT”) HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. INTERESTS MAY NOT BE TRANSFERRED UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ADDITION, TRANSFERS OF INTERESTS ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN SECTION 5.7 OF THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS	2
ARTICLE II: FORMATION; BUSINESS; RIGHTS, POWERS AND AUTHORITY; STATUS AND DURATION; PRINCIPAL OFFICE	2
2.1 Formation.	2
2.2 Business.	2
2.3 Rights, Powers and Authority.	2
2.4 Status and Duration.	2
2.5 Principal Office.	3
ARTICLE III: THE MANAGING MEMBER	3
3.1 Rights, Powers and Authority of the Managing Member.	3
3.2 Duties of the Managing Member.	5
3.3 Liabilities of the Managing Member Associates.	6
3.4 Capital Contributions of the Managing Member and Admission of Additional Managers.	6
3.5 Compensation and Reimbursement of Costs and Expenses.	6
3.6 Activities of the Managing Member Associates; Conflicts of Interest.	7
3.7 Reliance by Third Parties.	7
3.8 Borrowings.	8
ARTICLE IV: MEMBERS	8
4.1 Members Have Limited Personal Liability.	8
4.2 Authority of Members Is Limited.	8
4.3 Members May Not Partition Assets.	9
4.4 Members May Not Remove or Expel Managing Member.	9
4.5 Capital Contributions.	9
ARTICLE V: SERIES AND INTERESTS	10
5.1 General Attributes of Series and Interests.	10
5.2 Creation of Series.	12
5.3 Assets Associated with a Particular Series.	13
5.4 Liabilities Associated with a Particular Series.	13
5.5 Issuance and Sale of Interests.	15
5.6 Ownership of Interests.	15
5.7 Transfers of Interests.	16
ARTICLE VI: DISTRIBUTIONS TO AND WITHDRAWALS BY MEMBERS	18
6.1 Distributions of Net Income.	18
6.2 Withdrawals by Members from Capital Accounts.	19
6.3 Voluntary Withdrawal of Members and Withdrawal Payments.	19
6.4 Involuntary Withdrawal of Members.	19
6.5 Status After Withdrawal.	20
6.6 Legal Restrictions on Capital Withdrawals.	20
6.7 Withholding from Capital Withdrawals.	20
6.8 Distributions Upon Dissolution.	20
ARTICLE VII: CAPITAL ACCOUNTS; ALLOCATIONS	21
7.1 Capital Accounts.	21

7.2 Allocation of Profits and Losses for Federal Income Tax Purposes.	21
ARTICLE VIII: RECORDS AND ACCOUNTING; REPORTS; CONFIDENTIALITY	23
8.1 Books and Records; Inspection Rights.	23
8.2 Fiscal Year; Fiscal Quarters; Accounting Periods; Accounting Methods.	24
8.3 Determination and Calculation of Liabilities and Valuation of Assets.	24
8.4 Reports.	24
8.5 Tax Matters.	25
8.6 Confidentiality.	25
ARTICLE IX: EXCULPATION AND INDEMNIFICATION OF MANAGING MEMBER ASSOCIATES	27
9.1 Exculpation.	27
9.2 Indemnification.	28
9.3 Limits on Exculpation and Indemnification.	30
ARTICLE X. AMENDMENT; CONSENTS FOR OTHER PURPOSES	30
10.1 Amendments.	30
10.2 Amendment of Certificate.	32
10.3 Consents for Other Purposes.	32
ARTICLE XI. DISSOLUTION AND WINDING UP	32
11.1 Events Causing Dissolution.	32
11.2 Winding Up.	33
11.3 Powers of Liquidating Trustee.	34
11.4 Costs and Expenses of Liquidation; Compensation of Liquidating Trustee.	34
11.5 Final Statement.	34
11.6 Distribution of Property and Proceeds of Sale Thereof.	35
11.7 Deficit Capital Accounts.	35
ARTICLE XII: MISCELLANEOUS	36
12.1 Construction and Governing Law.	36
12.2 Counterparts.	38
12.3 Binding Effect.	38
12.4 Third Party Beneficiaries.	38
12.5 Remedies for Breach; Effect of Waiver or Consent.	38
ANNEX A	41

QUANTMRE HEI HOLDINGS I, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This Limited Liability Company Agreement is entered into by and among EQRE Manager, LLC, a Delaware Limited Liability Company (the “Managing Member”), as the Managing Member of QuantmRE HEI Holdings I, LLC , a Delaware limited liability company (the “Company”) and as the Managing Member of each Series, and such other Persons who are admitted as Members of any one or more Series or (ii) become Assignees of any one or more Series, in each case pursuant to this Agreement, and is effective commencing February 10, 2023.

ARTICLE I: DEFINITIONS

Capitalized terms used in this Agreement have the meanings given them in ANNEX A.

ARTICLE II: FORMATION; BUSINESS; RIGHTS, POWERS AND AUTHORITY; STATUS AND DURATION; PRINCIPAL OFFICE

2.1Formation.

The Managing Member has executed, or caused to be executed, the Certificate in a form that complies with Section 18-201 of the Act and filed, or caused to be filed, the Certificate in the office of the Secretary of State of the State of Delaware to form the Company under the Act.

2.2Business.

The business of the Company is to manage and conduct the business of each Series. The business of a Series is to seek to achieve the investment objective(s) of such Series by employing the investment strategy or strategies of such Series, as described or referred to in the Authorizing Resolution creating such Series.

2.3Rights, Powers and Authority.

The Company and each Series shall possess every right, power, authority and privilege that a limited liability company formed under the Act may lawfully possess, and may exercise or invoke any such right, power, authority or privilege to the maximum extent permitted by law.

2.4Status and Duration.

(a)The Company is a separate legal entity whose existence commenced upon the filing of the Certificate and shall continue until the Certificate is canceled. The Liquidating Trustee shall cause the Certificate to be canceled at the time and in the manner prescribed by Section 18-203 of the Act.

(b)The existence of a Series shall commence upon the effective date specified in the Authorizing Resolution creating such Series, as provided in Section 5.2(a), and continue until the completion of the winding up of the business and affairs of such Series in accordance with the provisions of Article XI.

2.5Principal Office.

The Managing Member shall cause the Company to maintain its principal office in care of the Managing Member at its offices at 333 N. Wilmot Rd, Suite 340 Tucson, AZ   85711 or at such other place as the Managing Member may determine from time to time in its sole and absolute discretion. The principal office of each Series shall be in care of the principal office of the Company. The Managing Member shall give Notification to the Members of any change in the location of the principal office of the Company no later than five (5) Business Days after the effective date of such change.

ARTICLE III: THE MANAGING MEMBER

3.1Rights, Powers and Authority of the Managing Member.

(a) Subject only to the provisions of this Agreement and the requirements of applicable law:

(i) the Managing Member shall be the Manager of the Company and shall possess full and exclusive right, power and authority to manage and conduct the business and affairs of the Company and each Series; provided, however, that this Section 3.1(a)(i) shall not be construed to limit the Managing Member’s right, power and authority to delegate, to the maximum extent permitted by law, any of the Managing Member’s rights, powers and authority hereunder, with respect to the Company or any one or more Series, to such Person or Persons as the Managing Member may select from time to time; and

(ii) in managing and conducting the business and affairs of the Company or a Series, the Managing Member: (A) shall take such actions and do such things as the Managing Member is expressly required to take or do under this Agreement with respect to the Company or such Series, as the case may be; (B) shall cause the Company or such Series, as the case may be, to take such actions and do such things as the Company or such Series is expressly required to take or do under this Agreement; (C) may take, approve or agree to such actions, do such things, and make such designations, elections, selections and determinations as: (1) the Managing Member is expressly authorized, but not required, to take, approve, agree to, do or make under this Agreement; or (2) the Managing Member reasonably determines in good faith to be necessary, appropriate, advisable, incidental or convenient to the discharge of its duties under this Agreement; and (D) may cause the Company or such Series, as the case may be, to take, approve or agree to such actions, do such things, and make such designations, elections, selections and determinations as: (1) the Managing Member is expressly authorized, but not required, to cause the Company or such Series to take, approve, agree to, do or make under this Agreement; or (2) the Managing Member reasonably determines in good faith to be necessary, appropriate, advisable, incidental or convenient to effect the formation of the Company or such Series or manage and conduct its business and affairs.

(iii)Notwithstanding anything to the contrary in this Agreement:

(A)the Managing Member shall have no discretionary authority regarding the selection of the investments made by and on behalf of the Company, a Series or the Members.  The selection of investments made by a Series shall be made by the Members of such Series as part of their subscription as a Member of such Series.

(B)where any provision of this Agreement contemplates that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or may cause the Company or a Series to take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination), in the Managing Member’s “sole and absolute discretion,” the Managing Member shall have the sole discretion to determine whether or not the Managing Member (or the Company or such Series, as the case may be) shall take, approve or agree to such action, do such thing, or make such designation, election, selection or determination and, in exercising such discretion, the Managing Member shall be required to act in good faith but shall be entitled to consider only such interests and factors as it wishes, including only its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Series or any Member or Assignee of any Series (except to the extent otherwise expressly provided in Sections 3.4(b) and 6.5(a)); and

(C)where any other provision of this Agreement contemplates that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination (or may cause the Company or a Series to take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, selection or determination), the Managing Member shall have the sole discretion to determine whether or not the Managing Member (or the Company or such Series, as the case may be) shall take, approve or agree to such action, do such thing, or make such designation, election, selection or determination but, in exercising such discretion, the Managing Member shall be required to act in good faith and in such manner as it reasonably determines to be in, or not opposed to, the bests interests of the Company (or such Series, as the case may be), and that otherwise complies with any specific standard applicable to such activity as set forth herein.

(b) Subject to Section 3.1(a), the Managing Member may, by way of example and not of limitation, cause the Company or any Series to:

(i) execute and acknowledge such certificates, instruments and other documents (and amendments thereto) as the Managing Member may determine, and file the same with Governmental Entities, for the purpose of effecting and continuing the valid existence of the Company or such Series as a limited liability company or qualifying the Company or such Series as (or to do business as) a limited liability company or a company in which Members and Assignees have limited liability;

(ii) execute, deliver and perform such contracts, agreements, undertakings and instruments (and amendments thereto) as the Managing Member may determine, with such brokers, dealers, banks, other financial institutions, investment managers, investment advisers, custodians, administrators, attorneys, accountants, auditors, record-keepers, appraisers, consultants, other service providers and counterparties as the Managing Member may select from time to time, on such terms and subject to such conditions as the Managing Member may determine (including terms relating to compensation, exculpation, indemnification and termination), and regardless of whether such service providers or counterparties are Managing Member Associates or Members or Assignees of any Series or have financial, business or other relationships with the Company, any Series, any Managing Member Associate or any Member or Assignee of any Series, including contracts, agreements, undertakings and instruments under which the Company or such Series retains investment managers to manage such portion of the assets of the Company or such Series as the Managing Member may commit to their investment discretion from time to time;

(iii)engage in any lawful transaction in any Financial Instrument;

(iv) register any General Assets in the name of the Company or in the name of a nominee;

(v) register any assets associated with a particular Series in the name of such Series or in the name of a nominee;

(vi)pay such costs and expenses as the Managing Member may determine, including those described set forth in Section 5.2 or referred to in the Authorizing Resolution creating a Series as costs or expenses for which such Series is responsible;

(vii) initiate, defend, compromise, settle or submit to arbitration any legal or contractual claim by or against the Company or such Series;

(viii) otherwise engage in any and all lawful transactions and activities; and form one or more subsidiaries and cause any such subsidiary to do anything the Managing Member is authorized to cause the Company or such Series to do.

(c) Notwithstanding any other provision of this Agreement, the Managing Member may not (i) have discretion to select assets purchased by a Series or make any other investment decision, (ii) provide any investment advisory services, (iii) provide investment advice (iv) cause the Company or any Series to compensate any Managing Member Associate except upon terms and conditions comparable to those that would be negotiated on an “arm’s length” basis between unaffiliated parties for the type of service or transaction in question (it being understood and agreed that all payments or allocations to the Managing Member or any of its Affiliates described or referred to in this Agreement or in any Authorizing Resolution shall conclusively be presumed to meet that standard).

3.2Duties of the Managing Member.

(a) Except as provided in Section 3.2(b), neither the Managing Member nor any other Managing Member Associate shall be required to devote its full time or any material portion of its time to the business and affairs of the Company or any Series.

(b) The Managing Member shall devote so much of its time to the business and affairs of the Company, and so much of its time to the business and affairs of each Series, as the Managing Member shall determine to be necessary to achieve the respective investment objective(s) of the Series; provided, however, that this Section 3.2(b) shall not be construed to limit the Managing Member’s right to dissolve the Company or any Series pursuant to the provisions of Section 11.1.

(c) The Managing Member or its Affiliates shall be responsible for such costs and expenses as are described or referred to in the respective Authorizing Resolutions as costs or expenses for which the Managing Member and/or any such Affiliates are responsible.

(d) Except to the extent required by Section 3.2(c), the Managing Member shall not be required to discharge any duty under this Agreement that requires the payment of funds to any Person unless adequate funds of the Company or the relevant Series, as the case may be, are readily available for that purpose.

(e) Except as otherwise provided in the Authorizing Resolution creating a particular Series, the Managing Member may not cause any Series to expend its funds to compensate placement agents, finders or other Persons for marketing Interests in that Series or otherwise introducing prospective investors to that Series. In no event will the assets associated with a particular Series be used to compensate placement agents, finders or other Persons for marketing Interests in any other Series or otherwise introducing prospective investors to any other Series.

3.3Liabilities of the Managing Member Associates.

Except to the extent otherwise required by law, no Managing Member Associate shall be personally liable for: (a) the repayment, satisfaction or discharge of any debt, liability, obligation or commitment of the Company or any Series, whether arising in tort, contract or otherwise; (b) the repayment, to any Member or Assignee of any Series, of any Capital Contribution of such Member or Assignee to such Series; or (c) any decrease in the value of any Capital Account of any Member or Assignee of any Series.

3.4Capital Contributions of the Managing Member and Admission of Additional Managers.

(a) On or before the date of the Initial Closing for a Series, the Managing Member shall make a Capital Contribution to such Series. The Managing Member or any other Managing Member Associate may (but in no event shall be required to) make one or more Capital Contributions to any Series at such time(s) and in such amount(s) as it may determine in its sole and absolute discretion.

(b) The Managing Member is a Manager of the Company and of each Series. Subject to Section 3.4(d), the Managing Member, in its sole and absolute discretion, may cause the Company or any one or more Series to admit one or more Persons (including one or more Affiliates of the Managing Member) as a Manager or Managers of the Company or such Series (each such Person, an “Additional Manager”), either in lieu of or in addition to the Managing Member. No Person may be admitted to the Company or any Series as a Manager without the consent of the Managing Member.

(c) In connection with causing the Company or a Series to admit an Additional Manager pursuant to Section 3.4(b), the Managing Member may amend this Agreement to provide that such newly admitted Additional Manager shall possess and may exercise any one or more of the rights, powers and authority possessed by the Managing Member hereunder with respect to the Company or such

Series, as the case may be.

(d) If the admission of one or more Additional Managers to the Company or a Series pursuant to Section 3.4(b) would constitute an “assignment” of this Agreement by the Managing Member within the meaning of Section 202(a)(1) of the Advisers Act, the Managing Member may not effect such admission without: (a) giving Notification to the Members of each Series (in the case of an admission of an Additional Manager to the Company), or to the Members of each affected Series (in the case of an admission of an Additional Manager to such Series), no later than thirty (30) calendar days prior to the effective date of such admission, setting forth, in reasonable detail, all material facts relating to such admission; and (b) obtaining the Consent of each Series to such admission (in the case of an admission of an Additional Manager to the Company), or the Consent of each affected Series to such admission (in the case of an admission of an Additional Manager to such Series), prior to the effective date thereof.

3.5Compensation and Reimbursement of Costs and Expenses.

(a)The Managing Member shall be entitled to receive a Management Fee in the amount of one percent (1%) per annum of the total outstanding capital contributions of the Members in each Series.

(c) Subject to Section 3.1(c), to the extent any Managing Member Associate incurs any costs or expenses of any of the types described or referred to in Section 3.1(b)(vi), the Company or the relevant Series, as the case may be, shall reimburse such Managing Member Associate for such cost or expense (unless the Managing Member determines, in its sole and absolute discretion, that such Managing Member Associate shall bear such cost or expense without reimbursement).

(d)Each Series shall amortize its organizational and initial offering costs and expenses (for the purpose of determining the Net Assets of such Series) in the manner provided in the Authorizing Resolution creating such Series.

3.6Activities of the Managing Member Associates; Conflicts of Interest.

In connection with the investment activities of the Company, the Managing Member shall employ the services of one or more service providers (“Service Providers”) to assist in the acquisition, servicing and disposition of Company Assets, which may, or may not be an Affiliate of the Managing Member. Each Member and Assignee of each Series shall be deemed to have: (a) given full and informed consent to each action and practice involving an actual or potential conflict between the interests of (i) the Managing Member and the Service Providers, on the one hand, and any one or more of the Company, the Series, the Members and the Assignees, on the other hand, and (ii) such Series, on the one hand, and any one or more of the Company and the other Series, on the other hand; and (b) agreed not to object to any such action or practice, and not to bring or participate in bringing any Proceeding against any Managing Member Associate, the Company or any Series, on the grounds that such action or practice involves or involved a breach of the fiduciary duty of loyalty on the part of the Managing Member or any other Managing Member Associate, if: (i) such action or practice is described in this Agreement; (ii) such action or practice was described in the Authorizing Resolution creating such Series; (iii) such action or practice was described in the Memorandum (if any) relating to such Series in effect at the time such Member was admitted as a Member of such Series or at the time such Assignee became an Assignee of such Series, as the case may be; or (iv) the Managing Member has given Notification to the Members of such Series, at least thirty (30) calendar days prior to taking such action or implementing such practice, setting forth, in reasonable detail, all material facts relating to such action or practice, and has obtained the Consent of such Series to such action or practice prior to taking such action or implementing such practice.

3.7Reliance by Third Parties.

(a) Notwithstanding any limitation on any right, power or authority of the Managing Member described herein, any Person dealing with the Company or any Series shall be entitled to assume that the Managing Member has full right, power and authority to cause the Company or such Series to exercise or invoke any right, power, authority or privilege that a limited liability company formed under the Act may lawfully exercise or invoke, and no Person dealing with the Managing Member or any other Managing Member Associate shall be obligated to ascertain that the provisions of this Agreement have been complied with or to inquire into the necessity or expedience of any action of the Managing Member or any other Managing Member Associate.

(b) Each and every certificate, instrument or other document executed on behalf of the Company or any Series by the Managing Member shall be conclusive evidence in favor of each and every Person relying thereon or claiming thereunder that: (i) at the time of the execution and delivery of such certificate, instrument or document, this Agreement was in full force and effect; (ii) the Person executing and delivering such certificate, instrument or document was duly authorized and empowered to do so for and on behalf of the Company or such Series, as the case may be; and (iii) such certificate, instrument or other document was duly executed and delivered in accordance with this Agreement and is binding upon the Company or such Series, as the case may be.

3.8Borrowings.

The Managing Member may, on behalf of the Company, secure loans, lines of credit or enter into one or more agreements for debt financing for one or more Series, which debt financings shall be secured by the Assets associated with such Series.

ARTICLE IV: MEMBERS

4.1Members Have Limited Personal Liability.

(a) Except as otherwise required by law or as contemplated by Section 4.1(c), no Member or Assignee of a Series, in its capacity as such, shall be personally liable to any Person for the debts, liabilities, obligations or commitments of such Series, any other Series or the Company, whether arising in tort, contract or otherwise; provided, however, that this Section 4.1(a) shall not be construed to limit the obligations of Members and Assignees under Sections 5.1(d) and 5.5(d).

(b) Except as otherwise required by law, no Member or Assignee of a Series, in its capacity as such, shall be responsible for: (i) the losses of such Series, except to the extent of such Member’s or Assignee’s Capital Account in such Series; (ii) the repayment, to any other Member or Assignee of such Series, of any Capital Contribution of such other Member or Assignee to such Series; (iii) any decrease in the value of any Capital Account of any other Member or Assignee of such Series; (iv) the losses of any other Series; (e) the repayment, to any Member or Assignee of any other Series, of any Capital Contribution of such Member or Assignee to such other Series; or (v) any decrease in the value of any Capital Account in any other Series; provided, however, that this Section 4.1(b) shall not be construed to limit the obligations of Members and Assignees under Sections 5.1(d) and 5.5(d).

(c) Notwithstanding the provisions of Section 4.1(a), if a Series incurs a withholding tax or other tax obligation with respect to the share of such Series’ income allocable to any Capital Account in such Series, and if the amount of any such obligation exceeds the balance of such Capital Account, then the Member or Assignee of such Series that holds such Capital Account must, upon demand by the Managing Member, pay to such Series, as a Capital Contribution, an amount equal to such excess.

(d) None of the Company, any Series or any Managing Member Associate is obligated to apply for or obtain a reduction of or exemption from any applicable withholding tax on behalf of any Member or Assignee of any Series.

4.2Authority of Members Is Limited.

(a) No Member or Assignee of a Series, in its capacity as such, shall: (i) take part in the management or conduct of the business or affairs of such Series, any other Series or the Company, or act, or transact any business, in the name of or otherwise for or on behalf of such Series, any other Series or the Company; (ii) have the right, power or authority to execute documents for, incur any indebtedness or expenditures on behalf of or otherwise bind such Series, any other Series or the Company in connection with any matter; or (iii) have the right, power or authority to authorize, approve, agree or consent to, or vote on, any matter affecting such Series, any other Series or the Company, except to the extent any such right, power or authority is expressly granted to such Member or Assignee by this Agreement or by provisions of the Act that may not lawfully be modified or nullified by agreement among the members of a limited liability company formed under the Act. Wherever this Agreement provides that the Managing Member may take, approve or agree to a particular action, do a particular thing, or make a particular designation, election, or determination (or cause the Company or a Series to take, approve or agree to a particular action, do a particular thing or make a particular designation, election, selection or determination), and such case does not expressly require Member or Assignee authorization, approval, agreement or consent or the vote of Members or Assignees, the Managing Member shall possess full right, power and authority to take, approve or agree to such action, to do such thing, or to make such designation, election, or determination (or to cause the Company or such Series to take, approve or agree to such action, do such thing or make such designation, election, selection or determination), without obtaining any prior or subsequent authorization, approval, agreement, consent or vote of any Member or Assignee; provided, however, the Managing Member shall have no authority or discretion to select Company Assets on behalf of a Series that is contrary to the selection made by the Members in such Series in connection with their subscriptions.

(b) To the extent permitted by law, the Managing Member, in its sole and absolute discretion, may cause the Company or any Series to enter into an agreement with any Member or Assignee whereby such Member or Assignee agrees to waive any or all of such Member’s rights, powers and authority to authorize, approve, agree or consent to, or vote on, any matter or matters affecting the Company or such Series.

4.3Members May Not Partition Assets.

No Member or Members, or Assignee or Assignees, individually or collectively, shall have any right, title or interest in or to specific General Assets or specific assets associated with any Series. Each Member and Assignee irrevocably waives any right that it may have to maintain an action for partition with respect to its Interest, any General Assets or any assets associated with any Series.

4.4Members May Not Remove or Expel Managing Member.

No Member or Members, or Assignee or Assignees, individually or collectively, shall have any right, power or authority to remove or expel the Managing Member as a Manager of the Company or as a Manager or Member of any Series, to cause the Managing Member to withdraw as a Manager of the Company or as a Manager or Member of any Series, or to appoint a successor Manager of the Company or any Series in the event of Bankruptcy of the Managing Member or otherwise, unless such right, power or authority is conferred on it or them by law.

4.5Capital Contributions.

(a)Each Member shall make contributions of capital to the Company in accordance with this Agreement and the terms and conditions of each Member’s respective Subscription Agreement. In connection with the making of a capital contribution, each Member shall have executed and delivered such instruments and shall have taken such actions as the General Partner shall deem necessary or desirable to effect such admission, including, without limitation, the execution of a Subscription Agreement and a counterpart of this Agreement.

(i)Each Member will be required to contribute not less than $10,000 to the Company for each Series of Interests, although the Managing Member may elect accept less in its sole discretion.

(ii)Each Member shall contribute its Capital Contributions to the Company, in cash or by wire transfer of immediately available funds, and in the case of a wire transfer, to the bank account of the Company as shall be designated by the Member at the closing of the purchase of such Member’s Interests.

(b)Closings.

(i)The Initial Closing for each Series shall occur on the first day in which the Company receives a Capital Contribution for such Series.

(ii)Subsequent closings shall be held during the Offering Period, which shall commence on the date of the Initial Closing and end on the date of the Final Closing.

(iii)The Final Closing for each Series shall occur on the earlier of (a) the end of the Offering Period or (b) upon receipt Capital Contributions for such Series in an amount equal to the Target Investment Amount as set forth in the Authorizing Resolution and the Memorandum supplement; however, the Managing Member may elect to have the Final Closing prior to such time in its sole discretion, provided the Minimum Investment Amount has been received or extend the Offering Period.

(c)Admissions of Additional Members.

(i)The Managing Member may, in its sole discretion, schedule one or more Subsequent Closings for such Person or Persons seeking admission to the Company as an additional Member of the Company and an owner of a Series or a Member wishing to purchase additional interests in another Series, subject to the determination by the Managing Member in the exercise of its good faith judgment that, in the case of each such admission or increase, the following conditions have been satisfied:

(A)The Member shall have executed and delivered such instruments and shall have taken such actions as the Managing Member shall deem necessary or desirable to effect such admission or increase, including, without limitation, the execution of a Subscription Agreement and a counterpart of this Agreement.

ARTICLE V: SERIES AND INTERESTS

5.1General Attributes of Series and Interests.

(a) The limited liability company interests in the Company shall consist exclusively of Interests in the Series. Interests shall be deemed to be personal property giving only the rights, powers, authority, privileges and preferences provided in this Agreement, notwithstanding the nature of the property held by the Company or any Series.

(b) After the date of this Agreement, no Person who is admitted to the Company as a Member shall be admitted other than as a Member of one or more Series. Interests in and Members and Assignees of a Series shall have: (i) the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations described or referred to in the Authorizing Resolution creating such Series and (ii) except to the extent otherwise expressly provided in such Authorizing Resolution, the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations applicable to such Interests and such Members and Assignees as are otherwise set forth in this Agreement.

(c) No Member or Assignee of a Series, in its capacity as such, shall have any interest in any other Series.

(d) Each Interest in a Series, when issued and fully paid for in accordance with the provisions of the related Subscription Agreement, shall be fully paid and nonassessable, and, subject to Section 4.1(c), neither the Company or any Series, nor any officer, employee or agent of the Company or any Series, shall have the right, power or authority to call upon a Member or Assignee to pay any sum of money whatsoever in respect of such Member’s or Assignee’s Interest, whether in the form of a Capital Contribution, a loan or otherwise, other than that which such Member or Assignee has agreed to pay by way of such Subscription Agreement or has otherwise expressly agreed to pay. However, each Person shall be liable to return to the relevant Series amounts previously distributed to it by such Series as follows:

(i) A Person who receives any amount distributed by a Series in violation of Section 18-607(a) of the Act shall be liable to such Series for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member, notwithstanding that such Person had no knowledge of such violation at the time of its receipt of such amount. Subject to the provisions of Section 18-502(b) of the Act, the Managing Member may compromise or waive any such liability on such terms and subject to such conditions as the Managing Member may determine. This Section 5.1(d)(i) shall not apply to distributions made pursuant to Article XI.

(ii) A Person who receives any amount distributed by a Series in violation of Section 18-804(a) of the Act shall be liable to such Series for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Liquidating Trustee, notwithstanding that such Person had no knowledge of such violation at the time of its receipt of such amount. Subject to the provisions of Section 18-502(b) of the Act, the Liquidating Trustee may compromise or waive any such liability on such terms and subject to such conditions as the Liquidating Trustee may determine.

(iii) A Person who receives any amount distributed by a Series in excess of the amount to which such Person was entitled under this Agreement because the value of the Net Assets of such Series attributable to such Person’s Capital Account in such Series was overestimated or miscalculated for any reason (irrespective of whether the event or circumstance giving rise to such overestimation or miscalculation was known or unknown to the Managing Member or such Person at the time of such distribution), shall be liable to such Series for the return of such amount, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member.

(iv) Without limiting the scope of Section 5.1(d)(iii), the Managing Member may determine to treat any expenditure of a Series that is incurred, or any liability of a Series that becomes known or fixed, after the Accounting Period of such Series in which the event or circumstance (whether known or unknown) giving rise to such expenditure or liability occurred (the “Prior Accounting Period”) as either (i) arising in the Accounting Period of such Series in which such expenditure is incurred or such liability becomes known or fixed or (ii) arising in such Prior Accounting Period of such Series, in which later case the Persons who were Members or Assignees of such Series as of the beginning of such Prior Accounting Period shall be liable for such expenditure or liability on a pro rata basis in accordance with the Opening Balances of their Capital Accounts in such Series as of the beginning of such Prior Accounting Period (regardless of whether such Persons are Members or Assignees of such Series during the Accounting Period of such Series in which such expenditure is incurred or such liability becomes known or fixed), together with interest thereon from the date such expenditure is incurred or such liability becomes known or fixed, at a floating rate determined by the Managing Member.

(v) Subsequent to the completion of the winding up of the business and affairs of a Series, each Member, Assignee and former Member or Assignee of such Series shall remain liable to such Series (for the time period set forth in Section 9.2(h) in an aggregate amount not to exceed such Person’s aggregate Capital Withdrawals from such Series, to the extent necessary to enable such Series to satisfy its Indemnification Obligations.

(e) The Managing Member shall, to the extent necessary to settle the liabilities of a Person to a Series under Section 5.1(d), either adjust the Capital Account(s) of the appropriate Person(s) in such Series downward, or cause such Series to request payments from the appropriate Person(s), to reflect amounts due to such Series from such Person(s) (and in either event make corresponding upward pro rata adjustments to the other Capital Accounts in such Series); provided, however, that the Managing Member shall not be required to make any such downward adjustment or request for payment (or corresponding upward adjustment) unless failure to do so would have a material adverse effect on such Series. It shall be conclusively presumed that any failure to make any such downward adjustment or request for payment in respect of a particular Member or Assignee of a Series shall not have a material adverse effect on such Series if the amount in question in respect of such Member or Assignee is less than one percent (1%) of the amount of Net Assets of such Series at the time contemplated for such adjustment or request. If the Managing Member requests such a payment from a Person and such Person does not comply with such request, the Managing Member shall determine whether to cause the relevant Series (or the Company, on behalf of such Series) to institute a Proceeding against such Person to recover the amount requested.

(f) If a Person receives a distribution from a Series in an amount less than the amount to which such Person was entitled under this Agreement because the value of the Net Assets of such Series attributable to such Person’s Capital Account in such Series was underestimated or miscalculated for any reason (irrespective of whether the event or circumstance giving rise to such underestimation or miscalculation was known or unknown to the Managing Member or such Person at the time of such distribution), the Managing Member, in its sole and absolute discretion, may: (i) cause such Series to pay the amount of such difference to such Person, together with interest thereon from the date of such distribution at a floating rate determined by the Managing Member; or (ii) adjust the Capital Account of such Person in such Series upward to reflect: (A) the amount due such Person from such Series plus (B) interest thereon from the date of such distribution at a floating rate determined by the Managing Member (and, in either case, make corresponding downward pro rata adjustments to the other Capital Accounts in such Series).

5.2Creation of Series.

(a) Subject to the provisions of this Agreement, the Managing Member may, at any time and from time to time, by a writing adopted by the Managing Member (an “Authorizing Resolution”), create a Series and authorize the issuance of Interests in such Series. An Authorizing Resolution creating a Series shall: (i) specify a name or names under which the business and affairs of such Series may be conducted; (ii) set forth, either expressly or by reference to another document or documents, the investment objective(s), investment strategy or strategies, and restrictions and limitations in respect of the investments (if any), of such Series; (iii) fix and determine the relative rights, powers, authority, privileges, preferences, duties, responsibilities, liabilities and obligations in respect of Interests in such Series and the Members and Assignees thereof; (iv) establish the Accounting Periods, Fiscal Quarters and Fiscal Year of such Series; (v) establish the rights, if any, of Members and Assignees of such Series to withdraw capital from such Series; (vi) establish the types of reports, if any, the Members and Assignees of such Series are entitled to receive from such Series, and the time or times at which such Members and Assignees are entitled to receive such reports; (vii) establish the amount and timing of any special allocation of profits chargeable against (or otherwise directly or indirectly borne by) the Capital Accounts in such Series and allocable to the Managing Member or an Affiliate of the Managing Member; (ix) designate the Assets to be purchased by the Series; and (x) be effective as of the date specified therein (it being understood and agreed that, upon such effective date, the Series described in such Authorizing Resolution shall be deemed to have been created and the Interests in such Series shall be deemed to have been authorized in accordance with the provisions thereof).

(b) An Authorizing Resolution shall be considered an amendment to this Agreement solely with respect to the Series created thereby, and may delete, replace or otherwise modify any provision of this Agreement solely with respect to the Series created thereby without thereby being considered an amendment to this Agreement generally, provided that, in the Managing Member’s judgment, no such amendment has or could reasonably be expected to have a material adverse effect on any other Series or the Members and Assignees thereof generally.

(c)Series Creation.  Each Series will have the following characteristics:

(i)A separate business purpose or investment objective;

(ii)Series Members who will make Capital Contributions or Non-Capital Contributions the Series to further its separate business objectives (see Article 4.1);

(ii)Separate rights, powers or duties with respect to management, control, or disposition of Underlying Asset(s) of a Series;

(iii)Separate obligations or rights to share in Profits and Losses associated with Underlying Asset(s) of a Series.

Each Authorizing Resolution and its exhibits will describe the purpose, Underlying Asset(s), characteristics, capital requirements, and investment strategies for a Series.

(d)Management of each Series will automatically be vested in the Managing Member (as the Series Manager) or an Affiliate of the Managing Member (owned or controlled by the Founder or its members), as designated by the Managing Member in a Authorizing Resolution. The Managing Member has the exclusive authority to designate itself as the Series Manager or to designate a Series Manager, who may be an Affiliate of the Founder, its members, or a Series Member.  A Series Manager (or its members or Affiliates) may be a manager of one or more Series and may make Capital or Non-Capital Contributions to such Series in exchange for its Membership Interests, management designation, Fees and/or Distributions.

5.3Assets Associated with a Particular Series.

(a)All consideration received by a particular Series for the issuance or sale of Interests in such Series shall be used to purchase the Asset associated with the Series as selected by the Members of such Series and all such consideration, together with all assets in which such consideration is invested or reinvested, and all income, earnings, profits and proceeds thereof, from whatever source derived, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, shall, subject to the provisions of this Agreement, be held for the benefit of the Members and Assignees of such Series, and not for the benefit of the Members or Assignees of any other Series, for all purposes, and shall be accounted for and recorded upon the books and records of the Company separately from General Assets and any assets associated with any other Series. Such consideration, and such assets, income, earnings, profits, proceeds, funds and payments, are herein referred to as “assets associated with” that Series.

(b) In the event there are any assets, income, earnings, profits and/or proceeds thereof, and/or any funds or payments derived from the reinvestment of such proceeds, that, in the Managing Member’s judgment, are not readily associated with a particular Series (collectively, “General Assets”), the Managing Member may allocate such General Assets to, between or among any one or more of the Series, in such manner and on such basis as the Managing Member deems fair and equitable, and any

General Asset (or portion thereof) so allocated to a particular Series shall thereupon cease to be a General Asset and shall be deemed to be an asset associated with that Series.

(c) Each allocation by the Managing Member pursuant to the provisions of Section 5.3(b) shall be conclusive and binding upon the Members and Assignees of each Series.

5.4Liabilities Associated with a Particular Series.

(a) All debts, liabilities, expenses, costs, charges, obligations and Reserves incurred by, contracted for other otherwise existing with respect to a particular Series shall be charged against the assets associated with that Series, including, but not limited to, the following: (i) costs and expenses incurred in connection with the ongoing offer and sale of Interests; (ii) costs and expenses incurred by the Managing Member or Investment Manager in connection with investigating investment opportunities for the Company and reviewing the continuing suitability of the Company’s investments in light of the Company’s investment objectives; (iii) costs and expenses incurred in connection with the investment and reinvestment of the Company’s assets, including commissions, mark-ups, mark-downs and spreads, and related clearing and settlement charges; (iv) custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses (including costs and expenses associated with obtaining systems and other information designed to facilitate Company accounting or record-keeping, including related hardware and software); (v) fees, costs and expenses of third-party service providers that provide such services (including fees, costs and expenses of attorneys retained by the Managing Member or the Investment Manager to represent the Managing Member or Investment Manager, as applicable, in connection with the business and affairs of the Company, to the extent such fees, costs and expenses relate to advice provided to the Managing Member or Investment Manager by such attorneys with respect to such business and affairs); (vi) acquisitions fees, servicing fees, administrative fees, disposition fees and other fees related to the Company assets; (ix) insurance costs and expenses; (x) bank service fees; (xi) costs and expenses associated with preparing investor communications; (xii) printing and mailing costs and expenses; (xiii) fees and taxes imposed by any governmental entity or self-regulatory organization, including licensing, filing, registration and exemption fees and withholding, transfer and franchise taxes; (xiv) the Company’s indemnification obligations under this Agreement and other agreements to which the Company may be a party; and (xv) extraordinary costs and expenses, if any. Such debts, liabilities, expenses, costs, charges, obligations and Reserves are herein referred to as “liabilities associated with” that Series.

(b) In the event that there are any debts, liabilities, expenses, costs, charges, obligations incurred, contracted for other otherwise existing in relation to the Company that, in the Managing Member’s judgment, are not readily associated with a particular Series (collectively, “General Liabilities”), the Managing Member may allocate and charge (and, in the case of Indemnification Obligations that constitute General Liabilities, shall allocate and charge) such General Liabilities to, between or among any one or more of the Series, in such manner and on such basis as the Managing Member deems fair and equitable, and any General Liability (or portion thereof) so allocated and charged to a particular Series shall thereupon cease to be a General Liability and shall be deemed to be a liability associated with that Series.

(c) Each allocation by the Managing Member pursuant to the provisions of Section 5.4(b) shall be conclusive and binding upon the Members and Assignees of each Series.

(d) All liabilities associated with a particular Series shall be enforceable against the assets associated with that Series only, and not against the assets associated with any other Series (or against any General Assets), and no General Liabilities shall be enforceable against the assets associated with any Series. The Managing Member will cause notice of this limitation on inter-series liabilities to be set forth in the Certificate, and, accordingly, the statutory provisions of Section 18-215(b) of the Act relating to limitations on inter-series liabilities (and the statutory effect under Section 18-215(b) of the Act of setting forth such notice in the Certificate) shall apply to the Company and each Series.

(e) Notwithstanding any other provision of this Agreement, no distribution on or in respect of Interests in a particular Series, including, for the avoidance of doubt, any distribution made to a Member or Assignee of such Series in connection with any withdrawal from such Member’s or Assignee’s Capital Account in such Series permitted or required under the provisions of this Agreement and any distribution made in connection with the winding up of the business and affairs of such Series, shall be effected other than from the assets associated with that Series, nor shall any Member, Assignee or former Member or Assignee of a particular Series, in its capacity as such, otherwise have any right or claim against the assets associated with any other Series.

5.5Issuance and Sale of Interests.

(a) An investor who makes Capital Contributions or to a Series and is accepted by the Series Manager shall become a “Series Member” of that Series, but not of the Company generally, or of any other Series. A Series Member may be a Member of one or more Series. A Series Member may earn Distributions only from the Series to which it is admitted as a Member. The Managing Member shall maintain a list of all Series, the respective Series Members, and the Series Managers. Each Series Agreement will each identify all Series Members and the Series Manager. The Founder shall periodically update such lists as necessary to update the information contained therein, including, without limitation, the establishment of additional Series, the admission or Disassociation of Series Members, the respective Series Managers, and all relevant contact information.  After the date of this Agreement, the Company shall not admit any Person as a Member of a Series unless such admission is effected in accordance with Section 5.5(b) or Section 5.7(b)(ii)(A).

(b)The Managing Member is authorized to cause a Series (or the Company on behalf of a Series) to offer, sell and issue Interests in such Series, and to admit Persons as Members of such Series in connection therewith, in such manner and at such time or times as the Managing Member may determine, except that the Managing Member may not cause a Series or the Company to offer, sell or issue Interests in any Series in a manner inconsistent with this Agreement, the relevant Authorizing Resolution or the Memorandum (if any) relating to such Series in effect at the relevant time, or to any Person who has failed to execute a Subscription Agreement or other document under which such Person has agreed to be bound by the provisions of this Agreement as a Member of such Series.

(c) The Managing Member may accept or reject any Subscription Agreement, or accept or reject all or any portion of a Person’s proposed Capital Contribution to a Series under such Person’s Subscription Agreement, in its sole and absolute discretion.

(d) Each Person whose Subscription Agreement has been accepted by the Managing Member shall, to the extent the Managing Member has agreed to accept a Capital Contribution or Capital Contributions under such Subscription Agreement, make such Capital Contribution or Capital Contributions to the relevant Series in cash in immediately available funds (unless the Managing Member agrees in its sole and absolute discretion to accept such Capital Contribution or Capital Contributions in the form of property other than cash) at the time(s) and place(s) set forth in such Subscription Agreement or in a Notification given to such Person pursuant to such Subscription Agreement; provided, however, that subject to the provisions of Section 18-502(b) of the Act, the Managing Member may compromise or waive any obligation a Person may have to a Series under such Person’s Subscription Agreement (including an obligation to make a Capital Contribution to such Series) or otherwise, on such terms and subject to such conditions as the Managing Member may determine.

(e) If the Managing Member accepts a Person’s Subscription Agreement, it shall (subject to the provisions of Section 5.6) cause the books and records of the Company to reflect the admission of such Person as a Member of the relevant Series in accordance with the terms of such Person’s Subscription Agreement.

(f) A Person who has been admitted as a Member of a Series and who wishes to make a Capital Contribution to such Series not required to be made under such Person’s Subscription Agreement may do so only upon the approval of the Managing Member. The Managing Member may withhold such approval in its sole and absolute discretion.

5.6Ownership of Interests.

The Managing Member shall cause the ownership of Interests in each Series to be recorded on separate and distinct books and records of the Company. No Series shall issue certificates certifying the ownership of Interests therein except as the Managing Member may otherwise determine from time to time in its sole and absolute discretion.

5.7Transfers of Interests.

(a) Restrictions on Transfer. No Member or Assignee of a Series may Transfer an Interest (or any interest therein) in such Series unless:

(i) the Managing Member, in its sole and absolute discretion, has approved such Transfer;

(ii) in the case of a Member or Assignee that is a natural person, such Member or Assignee dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, in which case such Interest shall be Transferred automatically to the Personal Representative of such Member or Assignee; or

(iii) such Transfer arises by operation of the provisions of Section 18-703(a) of the Act.

(b)Duties and Liabilities of Transferors and Transferees.

(i)Duties and Liabilities of Transferors.

(A) If a Person Transfers an Interest (or an interest therein) in a Series, such Person or its transferee shall, upon the Managing Member’s request, reimburse such Series for any legal, accounting and other costs and expenses such Series incurs in connection with such Transfer, including costs and expenses associated with reviewing such Transfer for compliance with this Section 5.7 and applicable law.

(B) In the case of a proposed Transfer of an Interest of the type described in Section 5.7(a)(i), the transferee or the transferor of such Interest (or interest therein) shall, upon the request of the Managing Member and at such Person’s sole cost and expense, either cause the relevant Series to be provided with, or authorize such Series to obtain, a legal opinion, in form and substance acceptable to the Managing Member and rendered by legal counsel acceptable to the Managing Member, to the effect that such proposed Transfer is exempt from or not subject to the registration requirements of the 1933 Act and any applicable state securities laws.

(C)In the case of any Transfer of an Interest (or any interest therein), the transferor or transferee of such Interest (or interest therein) shall, upon the request of the Managing Member and at such Person’s sole cost and expense, either cause the relevant Series to be provided with, or authorize such Series to obtain, a legal opinion, in form and substance acceptable to the Managing Member and rendered by legal counsel acceptable to the Managing Member, to the effect that the Transfer will not result in: (1) the termination of such Series as a partnership for federal income tax purposes or (2) such Series being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and applicable Treasury Regulations.

(D) Unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, no Transfer of an Interest (or any interest therein) shall relieve the transferor of its duties, liabilities and obligations under this Agreement.

(ii)Rights, Duties and Liabilities of Transferees.

(A) No Person to whom a Transfer of an Interest (or an interest therein) in a Series has been made (an “Assignee” of such Series), including a Personal Representative to whom a Transfer of an Interest is made pursuant to Section 5.7(a)(ii), shall be entitled to be admitted to such Series as a Member or to exercise any of the rights, powers or authority of a Member, unless the Managing Member approves thereof. The Managing Member may withhold such approval in its sole and absolute discretion.

(B) Prior to the admission of an Assignee of a Series as a Member of such Series pursuant to Section 5.7(b)(ii)(A): (1) such Assignee shall be entitled only to share in such increases and decreases of such Series’ Net Assets, to receive such distributions from such Series and to receive such allocations of the Tax Items of such Series, as the transferor would have been entitled to share and receive in respect of the Interest or interest therein Transferred by such transferor to such Assignee (provided that such Assignee shall have provided such Series such Assignee’s taxpayer identification number and such other information as may be reasonably requested by the Managing Member to enable such Series to comply with the Code and other applicable law and with the provisions of Section 8.5(a)); (2) such Assignee shall have no other rights, powers or authority in or with respect to such Series, except such rights, powers and authority as are expressly conferred on an Assignee by this Agreement; and (3) the transferor of such Interest or interest therein shall retain all rights, powers and authority pertaining thereto to the extent such rights, powers and authority do not vest in such Assignee pursuant to clause (1) of this Section 5.7(b)(ii)(B).

(C) An Assignee admitted as a Member of a Series pursuant to Section 5.7(b)(ii)(A) shall, to the extent of the Interest transferred to such Assignee, succeed to all of the rights, powers and authority of the transferor Member under this Agreement in the place and stead of such transferor Member, except to the extent the Managing Member (in its sole and absolute discretion) and such Assignee expressly agree otherwise.

(D) Unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, notwithstanding any provision of Section 18-704(b) of the Act, any Assignee to whom an Interest (or an interest therein) in a Series is Transferred, whether or not such Assignee is admitted as a Member of such Series, shall, to the extent of such Interest (or interest therein), succeed to the duties, obligations and liabilities of the transferor under this Agreement.

(c)Effective Dates of Transfers.

(i) Transfers of Interests (or interests therein) in a Series pursuant to this Section 5.7 may be made on any day, but for purposes of this Agreement, a Transfer shall be deemed to occur at the beginning of the Accounting Period of such Series during which such Transfer occurs, if such Transfer occurs on or prior to the fifteenth (15th) day of such Accounting Period, or at the beginning of the Accounting Period of such Series immediately following the Accounting Period of such Series during which such Transfer occurs, if such Transfer occurs after the fifteenth (15th) day of an Accounting Period of such Series, or at such other time determined by the Managing Member pursuant to such convention as may be administratively feasible and consistent with applicable law.

(ii) All distributions pursuant to this Agreement attributable to a Transferred Interest (or interest therein): (A) with respect to which the distribution record date determined by the Managing Member is before the date such Transfer is deemed to occur, shall be made to the transferor, and (B) with respect to which the distribution record date determined by the Managing Member is on or after the date such Transfer (other than a pledge, encumbrance, hypothecation or mortgage) is deemed to occur, shall be made to the transferee.

(iii) If any Interest (or an interest therein) is deemed to be Transferred on any day other than the first day of a calendar year, then each Tax Item attributable thereto for such year shall be allocated to the transferor and the transferee by taking into account their varying interests during such year in accordance with Section 706(d) of the Code, using any method permitted thereunder selected by the Managing Member.

(d) Effect of Non-Complying Transfers. Any Transfer of any Interest (or interest therein) in breach of this Section 5.7, and any Transfer that has (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect, shall be wholly null and void and shall not effectuate the Transfer contemplated thereby. The Company and the relevant Series shall have the right to obtain injunctive relief (in addition to and not in lieu of any other remedies available to either or both of them) in the event of: (i) any breach or threatened breach of this Section 5.7; or (ii) any Transfer that has (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect. Any Person who Transfers an Interest (or an interest therein) in breach of this Section 5.7 shall reimburse the relevant Series for all costs and expenses reasonably incurred by such Series in enforcing this Section 5.7 with respect to such Transfer.

ARTICLE VI: DISTRIBUTIONS TO AND WITHDRAWALS BY MEMBERS

6.1Distributions of Net Income.

(a) At such times as set forth in Section 6.1(b) below, the Company shall distribute Net Income received with respect to the assets of such Series to the relevant Members of each such Series, subject to any Reserves, Reinvestment Rights or Company expenses as reasonably determined by the Managing Member. The Company shall make all such distributions of Net Income to the Members of the relevant Series in the following order of priority, and among them in accordance with their respective Class Percentages:

(a)Repay any amounts outstanding under Operating Expenses Reimbursement Obligations for that Series, plus accrued interest;

(b)Create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses of that Series;

(c)next, to the Manager to repay any outstanding accrued Management Fees

(d)finally, to the Members of that Series in an amount pro rata to their membership interests

(b) Based upon the Asset held by a Series and in the discretion of the Managing Member, the Managing Member may cause the Company to make distributions of Net Income from loan payments, rental income or otherwise as set forth in Sections 6.1(a) (i)-(iii) (“Regular Income Distributions”).   The Managing Member may retain any Net Income from the Company’s assets, if the Managing Member determines in its discretion that such proceeds or income is needed to manage the Company’s liquidity positions or for risk management purposes, whether or not any formal reserve is established in connection therewith.

  (c)In addition, in connection with the transfer, liquidation or refinance of an Asset, the Managing Member will cause the Company to distribute the Net Income from such events in accordance with Section 6.1(a) (i)-(iii).  Notwithstanding the foregoing, if the Members of such Class have not received distributions under the relevant subsection above equal to their unreturned Capital Contributions, the payments to return such unreturned Capital Contributions shall take precedence over any payments of Preferred Return to any other Class of Interests until the Members of such Class have received full payment of their unreturned Capital Contributions.

(d) No Member has any right to demand and receive any distribution in a form other than cash. All distributions of cash or property (distributions in kind) shall be made at such time and in such manner as is determined by the Managing Member. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member pursuant to this Section 6.1.

6.2Withdrawals by Members from Capital Accounts.

No Member or Assignee of a Series shall be entitled to withdraw capital from its Capital Account except with the consent of the Managing Member, which consent may be withheld for any reason or no reason.

6.3Voluntary Withdrawal of Members and Withdrawal Payments.

Prior to the winding up of the business and affairs of a Series, no Member or Assignee of such Series shall have the right to resign or withdraw except with the approval of the Managing Member and shall not receive a distribution of the principal portion of its Capital Contribution in redemption of such Member’s Interest (“Capital Withdrawal”) except as set forth below:

(a)Capital Withdrawals are subject to an indefinite lock-up period (“Lock-Up Period”) from, and no Capital Withdrawals will be made at any time prior to the Redemption Date; provided, however, the Managing Member may, in its sole discretion, allow the redemption of a Limited Partner’s investment prior to the expiration of the applicable Lock Up Period;

(b)Any approved Capital Withdrawal shall be based upon a Member’s Capital Account Balance at the time such Capital Withdrawal is made;

(c)the Managing Member reserves the right to deny, suspend or modify any Capital Withdrawals or any redemption request if the Manager, in its sole discretion, believes that the Company does not have sufficient liquidity to honor such request or if the Managing Member believes such distribution to be contrary to the best interest of the Company;

6.4Involuntary Withdrawal of Members.

(a) At any time following the date of the Final Closing for a particular Series, the Managing Member, in its sole and absolute discretion, may require any Member or Assignee of a Series to: (i) withdraw any portion of its Capital Account in such Series as of any month-end by giving not less than three (3) calendar days prior Notification to such Member or Assignee; or (ii) withdraw as a Member or Assignee of such Series as of any month-end by giving not less than three (3) calendar days prior Notification to such Member or Assignee.  Upon such Withdrawal, the Company shall pay the Member an amount equal to its Capital Contribution and any accrued but unpaid Preferred Return which is owed to such Member.

(b) The Managing Member may at any time require any Member or Assignee of a Series to withdraw all or any portion of its Capital Account in such Series, or withdraw as a Member or Assignee of such Series, in either case without notice to such Member or Assignee, if: (i) the Managing Member determines that such Member or Assignee made a material misrepresentation to the Company or such Series in connection with acquiring its Interest in such Series; (ii) a Proceeding is commenced or threatened against the Company, such Series, any other Series or any other Member or Assignee of that or any other Series, arising out of, or relating to, such Member’s or Assignee’s investment in such Series; (iii) such Member or Assignee Transferred such Interest (or any interest therein) in violation of Section 5.7 or in a manner that has resulted in (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect; or (iv) such Member’s or Assignee’s ownership of such Interest (or any interest therein) has resulted in (or, in the Managing Member’s judgment, is likely to result in) an Adverse Regulatory Effect.

(c) Any Member or Assignee of a Series who is required to withdraw an amount from its Capital Account in such Series or to withdraw as a Member or Assignee of such Series pursuant to this Section 6.4 shall withdraw from its Capital Account the amount such Member or Assignee is required to withdraw, as specified by the Managing Member.

6.5Status After Withdrawal.

(a) A Person who is permitted or required to resign or withdraw as a Member or Assignee of a Series pursuant to this Agreement shall have no rights against such Series; provided, however, that this Section 6.5(a) shall not be construed to limit a former Member’s or Assignee’s right (subject to the limitations contained in Articles IX and XII) to bring any Proceeding against the Company, such Series, any Managing Member Associate or any Liquidating Trustee Associate.

(b) A Person who is permitted or required to resign or withdraw as a Member or Assignee of a Series pursuant to the provisions of this Agreement shall continue as a Member or Assignee of such Series, as the case may be, until the effective date of such resignation or withdrawal, but not thereafter, notwithstanding that withdrawal proceeds are not paid to such Person until after the effective date of such resignation or withdrawal.

6.6Legal Restrictions on Capital Withdrawals.

Notwithstanding any other provision of this Agreement, no Capital Withdrawal shall be made from a Series to the extent that, after giving effect to such withdrawal, such Series would be in violation of Section 18-607(a) or Section 18-804(a) of the Act.

6.7Withholding from Capital Withdrawals.

The Managing Member may withhold and pay over to the Internal Revenue Service or any other taxing authority, pursuant to Code Sections 1441, 1442, 1445, 1446 and any other provisions of the Code or of state, local or foreign law, the amounts a Series may be required to withhold under those provisions or may be required to pay to any federal, state, local or foreign taxing authority relating to a Member or Assignee of such Series. The amount of any taxes withheld and paid by a Series on behalf of a Member or Assignee thereof shall be deemed to constitute a distribution to such Member or Assignee and, if withheld and paid in connection with a Capital Withdrawal by such Member or Assignee from a Capital Account in such Series, shall reduce (on a dollar-for-dollar basis) the amount such Series would otherwise pay directly to such Member or Assignee in connection with such Capital Withdrawal.

6.8Distributions Upon Dissolution.

Upon the commencement of the winding up of a Series pursuant to Article XI, such Series shall make no further distributions pursuant to this Article VI (unless the Managing Member determines otherwise in its sole and absolute discretion), but shall make all distributions in accordance with the order and priority set forth in Section 11.6, notwithstanding that such dissolution occurs subsequent to a distribution record date or the effective day of a withdrawal but prior to making the related distribution that would otherwise be made in connection therewith pursuant to this Agreement.

ARTICLE VII: CAPITAL ACCOUNTS; ALLOCATIONS

7.1Capital Accounts.

The Company shall maintain a separate capital account for each Member of a Series (each, a “Capital Account”) according to the rules of U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv). For this purpose, the Company may, upon the occurrence of any of the events specified in U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and U.S. Department of Treasury Reg. §1.704- 1(b)(2)(iv)(g) to reflect a revaluation of Company property. Items of Company income, gain, loss, expense or deduction for any fiscal period shall be allocated among the Members of each Series in such manner that, as of the end of such fiscal period and to the greatest extent possible, the Capital Account of each Member of a Series shall be equal to the respective net amount, positive or negative, that would be distributed to such Member from the Company or for which such Member would be liable to the Company under this Agreement, determined as if, on the last day of such fiscal period, the Company were to (a) liquidate the assets of the Company for an amount equal to their book value (determined according to the rules of U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)) and (b) distribute the proceeds in liquidation in accordance with Section 6.1. In the event of a permitted sale or exchange of an Interest of a particular Series in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

Except as otherwise specifically required in the Act or this Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

7.2Allocation of Profits and Losses for Federal Income Tax Purposes.

Except to the extent otherwise provided in the Authorizing Resolution relating to a particular Series:

(a) The Managing Member shall establish on the books of the Company (including such separate and distinct books of the Company as are maintained for each Series), for each Member and Assignee of a Series, a capital account for such Member or Assignee maintained in strict accordance with tax accounting principles reflecting the adjusted tax basis of such Member’s or Assignee’s Capital Account in such Series for federal income tax purposes (a “Tax Basis Capital Account”).

(b) The Tax Basis Capital Account of a Member or Assignee of a Series shall be increased by (i) the amount of cash contributed by such Member or Assignee to such Series; (ii) the adjusted tax basis of other property contributed by such Member or Assignee to such Series (net of liabilities secured by such contributed property that such Series is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Member or Assignee of such Series’ taxable income and gain.

(c) The Tax Basis Capital Account of a Member or Assignee of a Series shall be decreased by (i) the amount of cash distributed by such Series to such Member or Assignee, whether pursuant to Article VI or Article XI; (ii) the adjusted tax basis of other property distributed by such Series to such Member or Assignee (net of liabilities secured by such distributed property that such Member or Assignee is considered to assume or take subject to under Section 752 of the Code), whether pursuant to Article VI or Article XI; and (iii) allocations to such Member or Assignee of such Series’ taxable losses and deductions.

(d) As of the end of each Fiscal Year of a Series, except as otherwise required by Section 704 of the Code and applicable Treasury Regulations, the Tax Items of such Series shall be determined and allocated among the Members, Assignees and former Members and Assignees of such Series for Federal income tax purposes as set forth below.

(i) The Tax Items of such Series shall first be allocated to former Members and former Assignees of such Series that ceased to be Members or Assignees of such at any time during such Fiscal Year, in such amounts and in such proportions as the Managing Member may determine would equitably reflect the amounts credited to or debited from their Capital Series Accounts in such Series for such Fiscal Year and for all prior Fiscal Years of such Series, as compared to the aggregate of such Tax Items allocated to them in all prior Fiscal Years of such Series, with the objective of eliminating, to the extent practicable, the Book/Tax Disparities of such former Members and former Assignees in respect of their Capital Accounts in such Series.

(ii) Remaining Tax Items of such Series shall be allocated to Members and Assignees of such Series who have withdrawn any portion, but not all, of their Capital Accounts in such Series at any time during such Fiscal Year, in the case of any such Member or Assignee in an amount not to exceed the amount of such Member’s or Assignee’s Capital Withdrawals from such Capital Account and in such proportions as the Managing Member may determine would equitably reflect the amounts credited to or debited from such Member’s or Assignee’s Capital Account in such Series for such Fiscal Year and for all prior Fiscal Years of such Series, as compared to the aggregate of such Tax Items of such Series allocated to such Member or Assignee in all prior Fiscal Years of such Series. The objective of such allocation shall be to eliminate, to the extent practicable, the Book/Tax Disparity of each such Member or Assignee with respect to the portion of its Capital Account in such Series that has been withdrawn.

(iii) Remaining Tax Items shall be allocated to the Members and Assignees of such Series in such amounts and in such proportions as the Managing Member may determine would equitably reflect the amounts credited to or debited from their Capital Accounts in such Series for such Fiscal Year and all prior Fiscal Years of such Series, as compared to the aggregate of the Tax Items allocated to them for all prior Fiscal Years of such Series. The objective of such allocation shall be to eliminate, to the extent practicable, the Book/Tax Disparities of such Members and Assignees in respect of their Capital Accounts in such Series.

(e) The Managing Member may from time to time (and in respect of certain Fiscal Years of a Series but not others) allocate taxable income and loss of a Series separately for tax purposes, on a gross basis without netting such income and loss.

(f) The tax allocations set forth in this Section 7.2 are intended to allocate Tax Items in accordance with the principles of Sections 704(b) and 704(c) of the Code and applicable Treasury Regulations (which are incorporated by reference herein). If the Managing Member permits a Person to make a Capital Contribution to a Series in kind, the Managing Member may modify such Series’ tax allocations accordingly, as contemplated in Sections 704(b) and (c) of the Code and applicable Treasury Regulations.

(g) Notwithstanding the foregoing, the Managing Member may allocate the Tax Items of a Series in a manner other than that set forth in this Section 7.2, provided the allocation is made in accordance with the principles of Section 704(b) of the Code and applicable Treasury Regulations, including a “Qualified Income Offset.” In accordance with the “Qualified Income Offset” provision of Treasury Regulation §1.704-1(b)(2)(ii)(d), a Member or Assignee of a Series who unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations §§1.704-1(b)(2)(ii)(d)(4), (5), or (6), which create or increase a deficit balance in any Capital Account of such Member or Assignee in such Series, shall be allocated items of such Series’ income and gain (consisting of a pro rata portion of each item of such Series’ income, including gross income, and gain for the year) in an amount and manner sufficient to eliminate the deficit balance as quickly as possible. Any allocation made pursuant to this Section 7.2(g) shall replace any allocation otherwise provided for herein.

(h) Any federal tax elections (including elections under Sections 988 and 475(f) of the Code and those referenced in Section 8.5) or other decisions relating to allocations made under this Section 7.2 shall be made in any manner that the Managing Member may determine reflects the purposes and intent hereof.

(i) The Managing Member may make such modifications as may be necessary to assure that the Members’ and Assignees’ respective Tax Basis Capital Accounts are maintained in accordance with federal income tax accounting principles applicable to partnerships.

ARTICLE VIII: RECORDS AND ACCOUNTING; REPORTS; CONFIDENTIALITY

8.1Books and Records; Inspection Rights.

(a) The Managing Member shall cause the Company to maintain such books and records relating to the business and affairs of the Company, which shall include separate and distinct books and records for each Series, as are required to be maintained under the Act (“Required Records”) and such other books and records as the Managing Member, in its sole and absolute discretion, may determine.

(b) Each Member of a Series or its duly authorized representative, upon reasonable demand to the Managing Member (which demand shall be in writing and shall state the purpose thereof), shall have the right, subject to the provisions of Section 8.6, Section 18-305(c) of the Act and such other reasonable standards as may be established from time to time by the Managing Member (including standards governing what information and documents are to be furnished at what time and location and at whose cost and expense), to inspect the Required Records, insofar as they relate to such Series, at the principal office of the Company (during usual business hours), or to obtain copies of the Required Records, insofar as they relate to such Series, from the Managing Member, for any purpose reasonably related to such Member’s interest as a Member of such Series; provided, however, that, except to the extent otherwise required by law: (i) no Member of any Series shall have the right to inspect any Subscription Agreement to which such Member is not a party, notwithstanding that such Subscription Agreement is a Required Record; and (ii) neither the Company nor any Series shall be required to disclose or furnish to any Member the identity (or related information, such as address and phone number) of any other Member of Assignee. For the avoidance of doubt, except to the extent otherwise required by law: (A) no Member shall have the right to inspect any books or records in the possession or under the control of the Managing Member (or any of its Affiliates) or the Company to the extent such books or records are not Required Records; and (B) no Assignee shall have the right to inspect any Required Records or any other books and records in the possession or under the control of the Managing Member (or any of its Affiliates) or the Company.

8.2Fiscal Year; Fiscal Quarters; Accounting Periods; Accounting Methods.

(a) The Fiscal Year of a Series shall be the Fiscal Year for such Series set forth in the Authorizing Resolution creating such Series.

(b) The Fiscal Quarters of a Series shall be the Fiscal Quarters for such Series set forth in the Authorizing Resolution creating such Series.

(c) The Accounting Periods of a Series shall be the Accounting Periods for such Series set forth in the Authorizing Resolution creating such Series.

(d) The Managing Member shall cause the Company to keep its financial books under the accrual method of accounting, and, as to matters not specifically covered in this Agreement, in accordance with generally accepted accounting principles applied on a consistent basis. Except as otherwise provided in the Authorizing Resolution creating a particular Series, the Managing Member shall cause each Series to keep its financial books under the accrual method of accounting, and, as to matters not specifically covered in this Agreement or in the Memorandum (if any) relating to such Series, in accordance with U.S. generally accepted accounting principles applied on a consistent basis.

8.3Determination and Calculation of Liabilities and Valuation of Assets.

(a) The Managing Member shall value the assets associated with a Series in accordance with the valuation principles described or referred to in the Authorizing Resolution creating such Series or in the Memorandum (if any) relating to such Series.

(b) The Managing Member shall determine the amount of the Liabilities of a Series in accordance with generally accepted accounting principles (except as otherwise provided in Section 8.3(d) hereof or in the Memorandum) relating to such Series or in the Authorizing Resolution creating such Series).

(c) For purposes of determining the Liabilities of a Series at a particular time, the Managing Member may estimate costs or expenses that are incurred on a regular or recurring basis over yearly or other periods and treat the amount of any such estimate as accruing in equal portions over any such period.

(d) The Managing Member may establish (and increase or decrease from time to time) such reserves for a Series for: (i) estimated accrued costs or expenses; and (ii) contingent, unknown or unfixed debts, liabilities or obligations of such Series, even if such reserves are not required by generally accepted accounting principles (“Reserves”). Any such Reserve in respect of a Series, to the extent reversed, shall be allocated among the Capital Accounts in such Series of the Persons who are Members or Assignees of such Series at the time of such reversal in the manner provided in Section 7.2, unless the Managing Member, in its sole and absolute discretion, determines to allocate such reversal among the Capital Accounts in such Series of those Persons who were Members or Assignees of such Series at the time such Reserve was established or increased, as the case may be.

8.4Reports.

The Managing Member shall provide to Members of a Series such reports and financial statements as it is required to provide to Members of such Series pursuant to the Authorizing Resolution creating such Series.

8.5Tax Matters.

(a) The Managing Member shall cause all required federal, state and local income or information tax returns for each Series (“Tax Returns”) to be prepared and timely filed (subject to the Managing Member’s discretion to obtain extensions) with the appropriate authorities.

(b) The Managing Member shall determine the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions (“Tax Laws”) as to the treatment of Tax Items of each Series or any other method or procedure relating to the preparation of the Tax Returns of a Series.

(c) The Managing Member may cause a Series to make (or refrain from making) any and all tax elections permitted by the Tax Laws, including the election referred to in Section 754 of the Code, and may charge the costs of complying with such election to the Member(s) or Assignee(s) of such

Series who requested that such election be made.

(d) As soon as reasonably practicable after the end of each Fiscal Year of a Series, the Managing Member shall cause to be delivered to each Person who was a Member or Assignee of such Series at any time during such Fiscal Year such tax information and schedules relating to such Series as are necessary to enable such Person to prepare its federal income tax return in accordance with the laws, rules and regulations then prevailing.

(e) Each Member and Assignee of a Series agrees in respect of any year in which such Member or Assignee had an investment in such Series that, unless the Managing Member expressly agrees otherwise in its sole and absolute discretion, such Member or Assignee shall not: (i) treat, on its tax returns, any Tax Item relating to such investment in a manner inconsistent with the treatment of such Tax Item by such Series, as reflected on the Schedule K-1 or other information statement furnished by such Series to such Member or Assignee; or (ii) file any claim for a refund relating to any such Tax Item based on, or which would result in, any such inconsistent treatment.

(f) The Managing Member is hereby appointed the “tax matters partner” of each Series for all purposes pursuant to Sections 6221-6231 of the Code.

(g) Each Member and Assignee shall furnish the Managing Member with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents or as are necessary with respect to any withholding taxes imposed by countries other than the U.S. Each Member and Assignee represents that the information and forms furnished by him shall be true and accurate in all respects and agrees to indemnify the Company, the Managing Member and the relevant Series for his allocable share of any applicable tax of any type (including any liability for penalties, additions to tax or interest) attributable to his share of income or the distributions to him.

8.6Confidentiality.

(a) General Rule of Confidentiality. Except as provided in Section 8.6(b), each Member and Assignee agrees to keep confidential, not to make any use of, and not to provide or disclose to any Person, any information or matter relating to the Company or any Series or its business and affairs, including reports furnished to Members and Assignees pursuant to Section 8.4, the identities of other Members and Assignees, any offering materials used in connection with the marketing and private placement of Interests in any Series (including this Agreement, the Authorizing Resolutions and the Subscription Agreements) and any information or matter related to any investment made by any Series (all of the foregoing, “Confidential Information”).

(b) Exceptions to General Rule of Confidentiality. Notwithstanding the provisions of Section 8.6(a):

(i) A Member or Assignee of a Series may provide or disclose Confidential Information to its members, partners, shareholders, directors, officers and employees, to its financial, legal, tax and other advisors, and to such other Persons as the Managing Member may approve in its sole and absolute discretion (each of the foregoing, an “Authorized Person”), for any purpose reasonably related to its interest in such Series; provided, however, that such Member or Assignee notifies each such Authorized Person in writing of the restrictions set forth in this Section 8.6 and states in such writing, in a prominent fashion, that such Authorized Person, by receiving such Confidential Information, shall be deemed to have agreed to comply with such restrictions for the benefit of the Company, such Series and the Managing Member.

(ii) A Member or Assignee of a Series or any of its Authorized Persons may provide or disclose Confidential Information to any Person if: (A) the information contemplated to be provided or disclosed is publicly known at the time of the proposed disclosure as a result of actions other than a breach by such Member or Assignee or any of its Authorized Persons of the provisions of this Section 8.6; (B) such disclosure is required by law or regulation; (C) such disclosure is required to be made by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; (D) such disclosure is made in good faith in response to a written request for information by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; (E) such disclosure is made in good faith during the course of an examination of such Member or Assignee by a Governmental Entity or self-regulatory organization having jurisdiction over such Member or Assignee; or (F) such disclosure is approved in advance by the Managing Member in its sole and absolute discretion. A Member or Assignee or its Authorized Person who discloses Confidential Information pursuant to this Section 8.6(b)(ii) shall: (1) in the case of any disclosure made pursuant to clause (E) of this Section 8.6(b)(ii), promptly provide the Managing Member a copy of the written request for information described in that clause; and (2) in the case of any disclosure made pursuant to clauses (B), (C) or (D) of this Section 8.6(b)(ii), use its reasonable best efforts to: (a) give reasonable prior Notification of such disclosure to the Managing Member to afford the Managing Member the opportunity to obtain an appropriate protective order and (b) inform each recipient of such information of the confidential nature of such information.

(c) Disclosure of Tax Treatment. Notwithstanding anything to the contrary in this Agreement or in any other documents pertaining to an investment in any Series, a Member or Assignee (or any of its Authorized Representatives) may disclose to any and all persons, without limitation of any kind, the anticipated tax treatment and tax structure of the relevant Series and transactions contemplated by the relevant Series, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure, if any.

(d)Rights of Managing Member.

(i) The Managing Member may disclose to any Member or Assignee of a Series or any prospective investor in a Series such information relating to such Series or its investments as the Managing Member determines to be necessary to retain any such Member or Assignee as an investor in such Series or facilitate an investment in such Series by any such prospective investor, as the case may be.

(ii) The Managing Member may disclose to any Person that provides or may provide service to a Series such information relating to such Series or its investments as the Managing Member determines to be necessary, appropriate, advisable, incidental or convenient to effect the formation of such Series or manage and conduct its business and affairs.

(iii) Unless the Managing Member expressly agrees otherwise, the Managing Member, in its sole and absolute discretion, may publicize: (A) the fact that it serves as the Manager of the Company and any one or more of the Series, (B) the performance of any one or more Series and (C) the identity of Members and Assignees of any one or more Series, provided it does so in a manner that does not constitute “general advertising” or “general solicitation” with respect to any Series or the Interests therein within the meaning of Rule 503(c) of Regulation D under the 1933 Act.

(e)Proprietary Information of Managing Member.

(i) Each Member and Assignee acknowledges and agrees that Managing Member, its Affiliates and their respective licensors own all rights, title and interest in and to the trading models, strategies, software and other proprietary materials utilized or generated by them in the course of managing and conducting the business and affairs of the Company and each Series, including all patent, trademark, copyright and trade secret rights therein (all of the foregoing, “Proprietary Information”).

(ii) Nothing in this Agreement shall be construed as granting the Members or Assignees of any Series any rights or license of any kind with respect to the Proprietary Information.

(iii) Each Member and Assignee agrees: (A) to keep the Proprietary Information confidential pursuant to Section 8.6(a), and (B) not to copy, alter, reverse engineer or decompile the Proprietary Information or otherwise attempt to access or use any of the trade secrets contained therein.

ARTICLE IX: EXCULPATION AND INDEMNIFICATION OF MANAGING MEMBER ASSOCIATES

9.1Exculpation.

(a)Notwithstanding any other provision of this Agreement:

(i) to the extent that, at law or in equity, the Managing Member or Liquidating Trustee, as the case may be, has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Series or any Member or Assignee of any Series arising under or otherwise relating to this Agreement, the Managing Member or Liquidating Trustee, as the case may be, shall not be liable for monetary or other damages to the Company, such Series or such Member or Assignee for: (A) losses sustained or liabilities incurred by the Company, such Series or such Member or Assignee, except to the extent that it is Judicially Determined that an act or omission of the Managing Member or Liquidating Trustee, as the case may be, was material to the matter giving rise to such losses or liabilities and that such act or omission constituted criminal wrongdoing, willful misfeasance, bad faith or gross negligence on the part of the Managing Member or Liquidating Trustee, as the case may; (B) losses sustained or liabilities incurred by the Company, such Series or such Member or Assignee arising from or otherwise relating to any act or omission of any Person selected by the Managing Member or Liquidating Trustee to perform services for or otherwise transact business with the Company or such Series, as the case may be, except to the extent that it is Judicially Determined that the Managing Member’s selection of such Person involved criminal wrongdoing, willful misfeasance, bad faith or gross negligence on the part of the Managing Member or the Liquidating Trustee, as the case may be, and was material to the matter giving rise to such losses or liabilities; or (C) circumstances beyond the Managing Member’s or Liquidating Trustee’s control, including changes in tax or other laws, rules or regulations or the bankruptcy, insolvency or suspension of normal business activities of any broker-dealer, bank or other financial institution that holds assets associated with such Series; and

(ii) to the extent that, at law or in equity, a Managing Member Associate (other than the Managing Member) or Liquidating Trustee Associate (other than the Liquidating Trustee) has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Series or any Member or Assignee of any Series arising under or otherwise relating to this Agreement, such Managing Member Associate or Liquidating Trustee Associate shall not be liable for monetary or other damages to the Company, such Series or such Member or Assignee for losses sustained or liabilities incurred by the Company, such Series or such Member or Assignee, except to the extent that it is Judicially Determined that an act or omission of such Managing Member Associate or Liquidating Trustee Associate, as the case may be, was material to the matter giving rise to such losses or liabilities and that such act or omission constituted criminal wrongdoing, willful misfeasance or bad faith on the part of such Managing Member Associate or Liquidating Trustee Associate, as the case may be.

(b) Each Managing Member Associate and Liquidating Trustee Associate shall be fully protected in relying in good faith upon the books and records of the Company (including such separate books and records as may be maintained by the Company for each Series) and upon such information, opinions, reports or statements presented to the Company or any Series by any of its members, managers, partners, shareholders, directors, officers or agents (including legal counsel, accountants, auditors, appraisers, investment bankers and other independent experts acting for the Company or any Series or any member, manager, partner, shareholder, director, officer or agent of the Company or any Series as to matters such Managing Member Associate or Liquidating Trustee Associate, as the case may be, reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of a Series or any other facts pertinent to the existence and amount of assets from which distributions by a Series might properly be made.

9.2Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify each Managing Member Associate and each Liquidating Trustee Associate (each, an “Indemnitee”) against any and all losses, damages, liabilities, costs, expenses (including reasonable legal and expert witness fees and related costs and expenses), judgments, fines, amounts paid in settlement, and other amounts (including costs and expenses associated with investigation or preparation), actually and reasonably paid or incurred by such Indemnitee in connection with any and all Proceedings that arise from or relate, directly or indirectly, to any act or omission (or alleged act or omission) of such Indemnitee in connection with this Agreement or the business or affairs of the Company or any Series and in which such Indemnitee may be involved, or is threatened to be involved, as a defendant, witness, deponent or otherwise (but not as a plaintiff, unless the Managing Member agrees otherwise in its sole and absolute discretion), whether or not the same shall proceed to judgment or be settled or otherwise be brought to a conclusion (collectively, “Losses”), except to the extent that it is Judicially Determined that such Indemnitee is not entitled to be exculpated in respect of such act or omission pursuant to the provisions of Section 9.1.

(b) To the extent it is Judicially Determined that the Company may not lawfully indemnify an Indemnitee for Losses pursuant to the provisions of Section 9.2(a) (other than because such Indemnitee is not entitled to be exculpated in respect of the related act or omission pursuant to the provisions of Section 9.1), the Company shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Company (or the relevant Series), on the one hand, and such Indemnitee, on the other hand, but also the relative fault of the Company (or the relevant Series) and such Indemnitee, as well as any other equitable considerations.

(c) Reasonable legal fees and other costs and expenses (including costs and expenses associated with any investigation and preparation) incurred by an Indemnitee in connection with any Proceeding in which such Indemnitee is a party, witness or deponent shall be paid or reimbursed by the Company in advance of the final disposition of such Proceeding upon receipt by the Company of (i) a written affirmation by such Indemnitee of such Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company, as stated in Section 9.2(a), has been met, and (ii) a written undertaking by or on behalf of such Indemnitee to promptly repay the amount paid or reimbursed if it shall ultimately be Judicially Determined that such Indemnitee is not entitled to be indemnified by the Company hereunder.

(d) The Managing Member may cause the Company or any one or more Series to purchase and maintain insurance, at the cost and expense of the relevant Series or Series, on behalf of any one or more Persons against any liability that may be asserted against or costs or expenses that may be incurred by such Person(s) in connection with the activities of such Series, regardless of whether the Company would have the power to indemnify any such Person(s) against such liability under the provisions of this Agreement.

(e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.2 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(f) Any Indemnitee entitled to indemnification hereunder shall use its reasonable best efforts to minimize the amount of any claim for indemnification hereunder.

(g)The rights of an Indemnitee to indemnification, contribution and reimbursement provided by this Section 9.2 shall be in addition to any other rights to which such Indemnitee may be entitled under any agreement with the Company, as a matter of law or otherwise, and shall continue as to a Managing Member Associate or Liquidating Trustee Associate, as the case may be, who has ceased to serve in such capacity and shall also be for the benefit of such Indemnitee’s Personal Representatives, but shall not be deemed to create any rights for the benefit of any other Persons. This Article IX, however, shall not be construed to entitle any Indemnitee to receive any amount in respect of any Losses of such Indemnitee to the extent that, after giving effect to the receipt of such amount and the receipt by such Indemnitee of any other payments in respect of such Losses, from whatever source or sources, such Indemnitee shall have recovered an aggregate amount in excess of such Losses.

(h) Indemnification Obligations in respect of a Series shall remain in effect for a period of two (2) years after the date of the dissolution of such Series pursuant to Article XI, except that Indemnification Obligations shall continue as to any Loss of which any Indemnitee shall have given Notification to the Company on or prior to the date such Indemnification Obligation would otherwise terminate in accordance with this Section 9.2, until it is Judicially Determined that the Company is not liable for such Loss.

(i) In any suit brought by an Indemnitee to enforce a right to indemnification or the advancement of expenses provided for in this Agreement, the burden of proving that such Indemnitee is not entitled to be indemnified or to an advancement of expenses is on the Company (or any Member or Assignee acting derivatively or otherwise on behalf of the Company or the relevant Series, as the case may be).

(j) If the Managing Member, in its reasonable judgment, determines that an Indemnification Obligation is readily associated with a particular Series, such obligation shall be allocated and charged to the assets associated with such Series. Otherwise, each Indemnification Obligation shall, subject to the provisions of Section 5.4(b), be considered a General Liability.

9.3Limits on Exculpation and Indemnification.

The Managing Member acknowledges, on its own behalf, on behalf of the other Managing Member Associates and on behalf of the Liquidating Trustee Associates, that: (a) the federal securities laws (and the rules and regulations thereunder) confer certain rights on each Member and Assignee and impose certain liabilities on the Managing Member Associates and Liquidating Trustee Associates, and that the Managing Member Associates and Liquidating Trustee Associates may not lawfully seek an agreement from any Member or Assignee to waive, modify or limit such Member’s or Assignee’s exercise of such rights or to relieve the Managing Member Associates or Liquidating Trustee Associates of such liabilities; and (b) other applicable laws may confer rights on the Members and Assignees, and/or impose liabilities on the Managing Member Associates or Liquidating Trustee Associates, that may not be waived, modified or limited by an agreement between the Managing Member Associates or Liquidating Trustee Associates, on the one hand, and the Members and Assignees, on the other hand. Accordingly, to the extent a Member or Assignee has rights under the federal securities laws (or the rules and regulations thereunder), nothing in this Article IX should be construed to impose any limitation on a Member’s or Assignee’s exercise of such rights, and to the extent the federal securities laws (or any rule or regulation thereunder) impose liabilities on a Managing Member Associate or Liquidating Trustee Associate, nothing in this Article IX should be construed to impose any limitation on such liability. Similarly, to the extent a Member or Assignee has rights or a Managing Member Associate or Liquidating Trustee Associate has liabilities under other applicable law that may not be waived, modified or limited by agreement between such Managing Member Associate or Liquidating Trustee Associate, on the one hand, and such Member or Assignee, on the other hand, nothing in this Article IX should be construed to impose any limitation on such Member’s or Assignee’s exercise of such rights or to relieve such Managing Member Associate or Liquidating Trustee Associate of such liabilities.

ARTICLE X. AMENDMENT; CONSENTS FOR OTHER PURPOSES

10.1Amendments.

(a) Subject to Section 10.1(c), the Managing Member may amend this Agreement at any time and from time to time, whether by changing any one or more of the provisions hereof, deleting any one or more provisions here from or adding one or more provisions hereto:

(i) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee of any Series to: (A) cure any ambiguity or inconsistency herein, or (B) address any matter or question not addressed herein, provided that, in the Managing Member’s judgment, no such amendment has or could reasonably be expected to have a material adverse effect on any Series or the Members and Assignees thereof generally;

(ii) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee or any Series: (A) to add to the obligations of the Managing Member hereunder, or surrender any right, power or authority granted to the Managing Member hereunder, for the benefit of any one or more Series or the Members or Assignees thereof; (B) to provide, pursuant to Section 3.4 that any one or more Additional Managers may possess and exercise any one or more of the rights, powers and authority possessed by the Managing Member under this Agreement; (C) to change the name of the Company or any Series; (D) to reflect the admission, substitution, and withdrawal of Members and Assignees effected after the date hereof in accordance with this Agreement; (E) to reflect Capital Contributions and Capital Withdrawals effected after the date hereof in accordance with this Agreement; (F) to adopt an Authorizing Resolution creating one or more Series; and (G) for such other purpose or purposes as the Managing Member may determine to be necessary, appropriate, advisable, incidental or convenient to the management and conduct of the business and affairs of the Company or any one or more Series, provided that, in the Managing Member’s judgment, no such amendment pursuant to this clause (G) has or could reasonably be expected to have a material adverse effect on the Company or any Series or the Members and Assignees thereof generally;

(iii) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee of any Series, to cause any Series to enter into an agreement with any Member or Assignee thereof to waive or modify the application of any provision of this Agreement with respect to such Member or Assignee, provided that, in the Managing Member’s judgment, no such waiver or modification pursuant to this subparagraph (iii) has or could reasonably be expected to have a material adverse effect on any Series or the Members and Assignees thereof generally;

(iv) without obtaining the authorization, approval, agreement, consent or vote of any Member or Assignee of any Series, to: (A) cause the provisions of Section 7.2 to comply with the provisions of Section 704 of the Code and applicable Treasury Regulations, (B) otherwise cause the Company or any Series to comply with any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, (C) qualify the Company or any Series as (or to do business as) a limited liability company or a company in which Members and Assignees have limited liability, under the laws of any State or other jurisdiction in which the Managing Member determines such qualification to be necessary or advisable, (D) prevent an Adverse Regulatory Effect, provided that the Managing Member takes such measures as are reasonably necessary to prevent any amendment pursuant to this Section 10.1(a)(iv) from having a material adverse effect on any affected Series or the Members and Assignees thereof generally;

(v) in a manner that materially adversely affects or could reasonably be expected to have a material adverse effect on a Series or the Members and Assignees thereof generally, if the Managing Member gives Notification to the Members of such Series, at least thirty (30) calendar days prior to the implementation of such amendment, setting forth, in reasonable detail, all material facts relating to such amendment, and obtains the Consent of such Series to such amendment prior to the implementation thereof; or

(vi) in a manner that materially adversely affects or could reasonably be expected to have a material adverse effect on any one or more specific Members or Assignees, if the Managing Member receives consent to such amendment from such affected Member(s) or Assignee(s).

(b) It shall be conclusively presumed that no waiver or permission granted to any one or more Members or Assignees, and no agreement entered into with any one or more Members or Assignees, pursuant to Section 3.5(c) or 4.2(b), has or could reasonably be expected to have a material adverse effect on the Company, any Series or any Member or Assignee to whom such a waiver or permission is not granted or with whom such an agreement is not entered into.

(c) Notwithstanding any provision of Section 10.1(a), the Managing Member may not amend this Agreement so as to: (i) require a Member or Assignee to pay any sum of money whatsoever in respect of such Member’s or Assignee’s Interest in any Series, whether in the form of a Capital Contribution, a loan or otherwise, other than that which such Member or Assignee has agreed to pay by way of such Member’s Subscription Agreement(s), this Agreement or another agreement executed and delivered by such Member or Assignee; (ii) materially reduce the increases and decreases of Net Assets of any Series or the amount of distributions of any Series to which such Member or Assignee is entitled under this Agreement, without the consent of such Member or Assignee; or (iii) modify the limited liability of a Member, without the consent of such Member.

(d) If the Managing Member adopts an amendment to this Agreement pursuant to Section 10.1(a)(i), (ii), (iii) or (iv), it shall provide affected Members and Assignees a copy of such amendment, or a reasonably detailed description of such amendment, within ten (10) Business Days after the effective date of such change; provided, however, that an inadvertent failure to comply with the provisions of this Section 10.1(d) with respect to any such amendment shall not affect the substance or effectiveness of such amendment in any respect.

(e) For the avoidance of doubt, no amendment may be made to this Agreement without the consent or approval of the Managing Member.

10.2Amendment of Certificate.

(a) The Managing Member shall cause the Certificate to be amended and/or restated at such time or times, to such extent and in such manner as may be required by the Act.

(b) The Managing Member, in its sole and absolute discretion, may cause the Certificate to be amended and/or restated in accordance with the principles set forth in Section 10.1, and any such amendment and/or restatement shall be effective immediately upon the filing of a certificate of amendment in the office of the Secretary of State of the State of Delaware or upon such future date as may be stated therein.

10.3Consents for Other Purposes.

The Managing Member may from time to time determine to submit to any Series, for its approval, actions or practices that are not required to be approved by such Series or the Members or Assignees thereof pursuant to this Agreement (including transactions subject to the provisions of Section 206(3) of the Advisers Act). Any such action or practice shall be deemed to have been approved by a Series if: (a) no later than thirty (30) calendar days prior to taking such proposed action or implementing such proposed practice, the Managing Member gives Notification to the Members of such Series describing such action or practice in reasonable detail and (b) prior to taking such action or implementing such practice, the Managing Member obtains the Consent of such Series to such action or practice.

ARTICLE XI. DISSOLUTION AND WINDING UP

11.1Events Causing Dissolution.

(a) The Company shall dissolve and commence winding up of its business and affairs upon the first to occur of the following events, and, except as otherwise required by the Act or other applicable law, no other event shall cause the dissolution of the Company:

(i) the Managing Member declares in writing that the Company shall be dissolved and gives Notification of such declaration to all Members and Assignees;

(ii) the Bankruptcy of the Managing Member; provided, however, that the Bankruptcy of the Managing Member shall not cause the dissolution of the Company if at the time of such Bankruptcy there is at least one other Manager of the Company that has been admitted to the Company as a Manager pursuant to Section 3.4(b) and such other Manager carries on the business of the Company (it being understood and agreed that this Agreement shall be construed to permit the business of the Company to be carried on by such other Manager in the event of the Bankruptcy of the Managing Member); or

(iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) A Series shall dissolve and commence winding up its business and affairs on the first to occur of the following events and, except as otherwise required by the Act or other applicable law, no other event shall cause the dissolution of a Series:

(i)the dissolution of the Company;

(ii) an event specified as an event causing the dissolution of such Series in the Authorizing Resolution creating such Series;

(iii) the Managing Member declares in writing that such Series shall be dissolved and gives Notification of such declaration to all Members and Assignees of such Series; or

(iv) the entry of a decree of judicial dissolution of such Series under Section 18-215(l) of the Act.

11.2Winding Up.

If the Company or a Series is dissolved pursuant to Section 11.1, its business and affairs shall be wound up as soon as reasonably practicable thereafter in the manner set forth below.

(a) The winding up of the business and affairs of the Company or a Series shall be carried out by a liquidating trustee (the “Liquidating Trustee”).

(b) Unless otherwise required by law, the Liquidating Trustee of the Company or a Series shall be the Managing Member or a Person appointed by the Managing Member; provided, however, that if a Series is dissolved by operation of the provisions of Section 11.1(a)(ii) or (iii) or pursuant to

Section 11.1(b)(iv), the Liquidating Trustee shall be a person appointed by a Majority in Interest of the Members of such Series, determined as of the beginning of the Accounting Period during which such dissolution occurred.

(c) The Managing Member may revoke the appointment of a Liquidating Trustee, and appoint a successor Liquidating Trustee, at any time; provided, however, that if a Series is dissolved by operation of the provisions of Section 11.1(a)(ii) or (iii) or pursuant to Section 11.1(b)(iv), such revocation and appointment of a successor may be made only by a Majority in Interest of the Members of such Series determined as of the beginning of the Accounting Period of such Series during which such dissolution occurred.

11.3Powers of Liquidating Trustee.

The Liquidating Trustee shall possess full and exclusive right, power and authority to effect the winding up of the business and affairs of the Company or the relevant Series and the termination of the existence of the Company as a separate legal entity. In winding up the business and affairs of the Company or any Series and terminating the Company’s existence as a separate legal entity, the Liquidating Trustee may exercise or invoke all rights, powers, authority and privileges that the Managing Member may exercise or invoke under this Agreement.

11.4Costs and Expenses of Liquidation; Compensation of Liquidating Trustee.

(a) The Company shall bear, exclusively out of the General Assets, such costs and expenses as the Liquidating Trustee shall reasonably determine to be necessary, appropriate, advisable, incidental or convenient to effect the orderly winding up of the Company’s business and affairs and the termination of the Company’s existence as a separate legal entity, other than costs and expenses relating to the winding up of the business and affairs of any Series.

(b) Each Series shall bear, exclusively out of the assets associated with such Series, such costs and expenses as the Liquidating Trustee shall reasonably determine to be necessary, appropriate, advisable, incidental or convenient to effect the orderly winding up of the business and affairs of such Series.

(c) The Liquidating Trustee shall be entitled to receive from the Company, exclusively out of the General Assets, such reasonable compensation for its services relating to the winding up of the business and affairs of the Company as the Managing Member may from time to time determine, other than for services relating to the winding up of the business and affairs of any Series; provided, however, that if the Company is dissolved pursuant to Section 11.1(a)(ii) or (iii), such compensation shall be determined by a simple majority of the Members of all Series determined as of the date such dissolution occurred.

(d) The Liquidating Trustee shall be entitled to receive from a Series, exclusively out of the assets associated with such Series, such reasonable compensation for its services relating to the winding up of the business and affairs of such Series as the Managing Member may from time to time determine; provided, however, that if a Series is dissolved by operation of the provisions of Section 11.1(a)(ii) or (iii) or pursuant to Section 11.1(b)(iv), such compensation shall be determined by a Majority in Interest of the Members of such Series determined as of the beginning of the Accounting Period of such Series during which such dissolution occurred.

11.5Final Statement.

Within a reasonable time following the completion of the winding up of the business and affairs of a Series (excluding, for purposes of this Section 11.5, the disposition of reserves described in Section 11.6(a)), the Liquidating Trustee shall furnish to each Member and Assignee of such Series a statement setting forth the assets and the liabilities associated with such Series as of the date of such completion and such Member’s or Assignee’s share of distributions from such Series pursuant to Section 11.6.

11.6Distribution of Property and Proceeds of Sale Thereof.

(a) Within thirty (30) calendar days following completion of the statement referred to in Section 11.5, the Liquidating Trustee shall, in accordance with Section 18-804(a) of the Act, distribute the assets of the relevant Series in the following order of priority:

(i)to pay or make reasonable provision for the payment of the debts, liabilities and obligations of such Series to creditors of such Series (including the compensation payable to the Liquidating Trustee and other costs and expenses associated with the dissolution and winding up of the business and affairs of such Series), including, to the extent permitted by applicable law, Members, Assignees and former Members and Assignees of such Series who are creditors of such Series (other than liabilities for distributions to Members, Assignees and former Members and Assignees of such Series under Sections 18-601 or 18-604 of the Act);

(ii) to pay or make reasonable provision for the payment of the debts, liabilities and obligations of such Series to creditors of such Series who are Members, Assignees or former Members or Assignees of such Series (other than liabilities for distributions to Members, Assignees and former Members and Assignees of such Series under Sections 18-601 or 18-604 of the Act), to the extent not paid or provided for pursuant to Section 11.6(a)(i);

(iii)to satisfy liabilities of such Series to Members, Assignees and former Members and Assignees of such Series for distributions under Sections 18-601 or 18-604 of the Act; and

(iv) to the Members and Assignees of such Series, in proportion to the positive balances in their respective Capital Accounts in such Series after allocating all items for all periods prior to and including the date of distribution pursuant to Article VI, including items relating to sales and distributions pursuant to this Article XI.

(b) Pursuant to the provisions of Section 18-804(b) of the Act, if there are sufficient assets to satisfy the claims of all priority groups specified above, such claims shall be paid in full and any such provision for payment shall be made in full. If there are sufficient assets to satisfy the claims of one or more but not all priority groups specified above, the claims of the highest priority groups that may be paid or provided for in full shall be paid or provided for in full, before paying or providing for any claims of a lower priority group. If there are insufficient assets to pay or provide for the claims of a particular priority group specified above, such claims shall be paid or provided for ratably to the claimants in such group to the extent of the assets available to pay such claims.

(c) Amounts in reserves established by the Liquidating Trustee with respect to a particular Series pursuant to Section 18-804 of the Act shall be paid to creditors of such Series as set forth in Sections 11.6(a)(i) and (ii). Any amounts remaining in such reserves after such payments shall be paid as provided in Sections 11.6(a)(iii) and (iv).

11.7Deficit Capital Accounts.

Notwithstanding any other provision of this Agreement, to the extent that, upon completion of the winding up of the business and affairs of a Series, there is a deficit in any Member’s or Assignee’s Capital Account in such Series, such deficit shall not be an asset of such Series or the Company and such Member or Assignee shall not be obligated to contribute such amount to such Series or the Company to bring the balance of such Capital Account to zero.

ARTICLE XII: MISCELLANEOUS

12.1Construction and Governing Law.

(a) Each Subscription Agreement executed and delivered by a Member or Assignee, including any representations, warranties, covenants and power of attorney set forth therein, is hereby incorporated into this Agreement as if set forth in full in this Agreement. Each Authorizing Resolution, and each document incorporated therein by reference (to the extent so provided in such Authorizing Resolution), shall be incorporated into this Agreement as if set forth in full in this Agreement. This Agreement, the Certificate and the Subscription Agreements, as modified or supplemented by any Authorizing Resolutions, contain the entire understanding and agreement among the respective parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous agreements, understandings, arrangements, inducements or conditions, express or implied, oral or written, between or among any of the parties hereto or thereto with respect to the subject matter hereof and thereof.

(b) To the extent not preempted by ERISA or the Securities and Commodities Laws, all provisions of this Agreement, the Certificate, the Subscription Agreements shall be governed by and construed, administered and enforced in accordance with the internal substantive laws of the State of Delaware without regard to “choice of law,” “conflict of laws” or similar principals of the State of Delaware or any other jurisdiction. In applying the provisions of this Agreement, it is understood and agreed that, regardless of where this Agreement may be executed by a party hereto, this Agreement is executed and delivered by the parties pursuant to the Act, and that the parties intend that the provisions of this Agreement be given full force and effect pursuant to the principles set forth in Sections 18-1101 (b), (c) and (d) of the Act. Without limiting the scope of the preceding sentence, to the extent this Agreement modifies or nullifies any provision of the Act that would apply in the absence of such modification or nullification, as permitted by the Act (any such provision of the Act being referred to herein as a “default” provision), such modification or nullification shall apply in preference to such “default” provision.

(c) The parties hereto intend that the provisions hereof be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(d) Wherever possible, each provision in this Agreement shall be construed in such a manner as to be valid, legal and enforceable under applicable law. It is the intention of the Parties that, in case any one or more of the provisions contained in this Agreement shall, for any reason, be found or held invalid, illegal or unenforceable to any extent in any jurisdiction, such provision shall be reformed in such jurisdiction to reflect the intent thereof to the greatest extent permitted by law and, to the extent not so reformed, shall be ineffective only in such jurisdiction and only to the extent of such invalidity, illegality or unenforceability without invalidating (i) the effect of such provision in any other jurisdiction or (ii) the effect of any other provision in that or any other jurisdiction, unless such a construction would be unreasonable. If the Managing Member shall determine, with the advice of reputable counsel, that any provision of this Agreement is in conflict with (A) the Securities and Commodities Laws or (B) other applicable laws, rules, regulations or orders, whether generally or in a particular application, the conflicting provision or such particular application thereof, as the case may be, shall not be deemed to constitute a part of this Agreement for so long as such conflict exists (provided, however, that such determination shall not affect any of the remaining provisions of this Agreement or any lawful application of any provision, or render invalid or improper any action taken or omitted prior to such determination). In construing the meaning or application of the Securities and Commodities Laws, the Managing Member may consider the effect of any applicable order or interpretive release issued by the Securities and Exchange Commission or the Commodity Futures Trading Commission, as the case may be, or any applicable “no action” or interpretive position issued by the staff of either such Commission, that modifies or interprets the Securities and Commodities Laws.

(e) If the Managing Member determines that any provision of this Agreement is ambiguous or inconsistent with any other provision of this Agreement, it may construe such provision in such manner as it may determine, and such construction shall be conclusive and binding as to the meaning to be given to such provision.

(f) All matters concerning: (i) the valuation of the assets associated with any Series; (ii) the determination of the amount of the liabilities associated with any Series; (iii) the allocation of profits, gains and losses among the Members and Assignees of any Series, including taxes thereon; and (iv) the accounting practices and procedures of any Series (to the extent not specifically provided for in this Agreement, including the Authorization Resolution creating such Series), shall be determined by the Managing Member, whose good faith determinations in such matters shall, absent manifest error, be conclusive and binding on the Members and Assignees.

(g) Each reference in this Agreement to a statute or regulation, or provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, as amended from time to time, or to any superseding statute or regulation, or provision thereof, as is from time to time in effect, as well as to applicable regulations then in effect thereunder.

(h) In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a day that is not a Business Day, then the final day of such time period shall be deemed to be the next day which is a Business Day.

(i) Except as otherwise stated in this Agreement, references in this Agreement to Articles, Sections and Annexes are to Articles, Sections and Annexes of this Agreement. The headings to Articles and Sections are for convenience of reference only and shall not be considered in construing this Agreement.

(j) Where appropriate, each definition and pronoun in this Agreement includes the singular and the plural, and reference to a particular gender includes each other gender. As used in this Agreement, the word “including” shall mean “including without limitation,” and the word “or” is not exclusive.

(k) The express provisions of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the provisions hereof.

(l) EACH MEMBER AND ASSIGNEE CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE SITTING IN ORANGE COUNTY, CALIFORNIA IN ANY PROCEEDING.

EACH MEMBER AND ASSIGNEE AGREES NOT TO RAISE ANY OBJECTION TO VENUE IN THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE SITTING IN ORANGE COUNTY, CALIFORNIA, IN ANY PROCEEDING.

EACH MEMBER AND ASSIGNEE CONSENTS TO SERVICE OF PROCESS, SUMMONS OR NOTICE IN ANY PROCEEDING BY WAY OF NOTIFICATION THEREOF TO SUCH MEMBER OR ASSIGNEE BY REGISTERED OR CERTIFIED U.S. MAIL (FIRST CLASS POSTAGE PREPAID, RETURN RECEIPT REQUESTED).

12.2Counterparts.

This Agreement may be executed in any number of counterparts (each of which shall be deemed to be an original as against any party whose signature appears thereon). All of such counterparts shall together constitute one and the same instrument, with the same effect as if all parties executing such counterparts had executed the same signature page. Any writing, including a Subscription Agreement, that has been duly executed by a Person in which such Person has agreed to be bound hereby as a Member shall be considered a counterpart for purposes of the foregoing.

12.3Binding Effect.

The provisions of this Agreement shall be binding upon the Members of each Series (including former Members of each Series), Assignees of each Series (including former Assignees of each Series) and their respective Personal Representatives and shall inure to the benefit of the Members of each Series (including former Members of each Series), Assignees of each Series (including former Assignees of each Series), Managing Member Associates (including former Managing Member Associates), Liquidating Trustee Associates (including former Liquidating Trustee Associates), and their respective Personal Representatives (the “Parties”); provided, however, that this Section 12.3 shall not be construed to limit the requirements or effect of any other provision of this Agreement.

12.4Third Party Beneficiaries.

The provisions of this Agreement are intended solely to govern the relations (a) between or among any two or more Parties; (b) between or among anyone or more Parties, on the one hand, and the Company or anyone or more Series, on the other hand; and (c) between or among anyone or more Series, on the one hand, and anyone or more other Series, on the other hand. No Person (other than a Party) who owes any debts, liabilities or obligations to or who otherwise has any claim against or dealing with the Company or any Series shall obtain any rights under any provision of this Agreement, whether as third party beneficiary or otherwise. No creditor of a Party shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, General Assets or the assets associated with any Series.

12.5Remedies for Breach; Effect of Waiver or Consent.

A waiver or consent, express or implied, of or to any breach or default by any Person in the performance by that Person of his duties with respect to the Company or a Series is not a waiver of or consent to any other breach or default in the performance by that Person of the same or any other duties of that Person with respect to the Company or that or any other Series. Failure on the part of a Person to complain of any act of any other Person or to declare any other Person in default with respect to the Company or a Series, irrespective of how long that failure continues, shall not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement as of the date first above written.

MANAGING MEMBER:

EQRE MANAGER, LLC.

a Delaware Limited Liability Company

By: Matthew Sullivan

Name: Quantm.One, Inc

Title: Managing Member

MEMBERS:

Each Person hereafter admitted as a Member pursuant to the Managing Member's acceptance of such Person's Subscription Agreement and Series Certificate or another document that has been duly executed by such Person in which such Person has agreed to be bound hereby as a Member.

ANNEX A

DEFINITIONS

“Account” or “Capital Account” of a Member is defined in Section 7.1.

“Accounting Period” of a Series – an Accounting Period of such Series determined in accordance with the Authorizing Resolution creating such Series.

“Act” – the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101 et seq.

“Additional Manager” is defined in Section 3.4(b).

“Adverse Regulatory Effect” – means any of the following: (i) a violation by the Company, any Series or the Managing Member of any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, (ii) the imposition of a requirement that the Company, any Series or the Managing Member comply with any requirement, condition or guideline contained in any federal, state, local or foreign law or in any order, directive, opinion, ruling or regulation of any Governmental Entity or self-regulatory organization, to which it is not subject as of the date of this Agreement; (iii) the termination of a Series’ classification as a partnership for federal income tax purposes, (iv) a Series being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and applicable Treasury Regulations, (v) any of the assets associated with a Series being treated as Plan Assets, (vi) the imposition of a requirement on the Company or any Series to register as an investment company under the 1940 Act; (vii) the imposition of a requirement on the Company or any Series to comply with any provision of the 1940 Act (other than provisions applicable to a company that relies on Section 3(c)(1) of the 1940 Act, if the Company or such Series relies on that section, or Section 3(c)(7) of the 1940 Act, if the Company or such Series relies on that section), or (viii) the occurrence of any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code).

“Advisers Act” – the Investment Advisers Act of 1940, as amended.

“Affiliate” of a specified Person – any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreed Value” of a Capital Contribution to a Series in a form other than cash – the fair market value of such Capital Contribution as mutually agreed by the Managing Member and the Person that makes such Capital Contribution to such Series.

“Agreement” – this Limited Liability Company Agreement (including the documents incorporated herein by reference pursuant to Section 12.1(a)), as amended and/or restated from time in accordance with Article X.

“Assets” of a Series – all of the assets associated with a Series, including, but not limited to, loans, loan interests, notes, participation interests in notes, real property, equity investments into entities holding real properties and the like (including accrued interest and dividends receivable in respect of such investments); provided, however, that no value shall be placed on the name or goodwill of any Series, which shall be considered the exclusive property of the Managing Member.

“Assignee” is defined in Section 5.7(b)(ii)(A).

“Authorized Person” is defined in Section 8.6(b)(i).

“Authorizing Resolution” is defined in Section 5.2(a).

“Bankruptcy” of a Person – (i) such Person (A) makes an assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (D) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature; or (F) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties; or (ii) one hundred and twenty (120) calendar days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) calendar days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) calendar days after the expiration of any such stay, the appointment is not vacated. Without limiting the scope of the foregoing, if a Person is a partnership, Bankruptcy of such Person shall also include the Bankruptcy of any general partner of such Person.

“Benefit Plan Investor” means, as defined in the Pension Protection Act of 2006 (“PPA 2006”), (i) any employee benefit plan subject to Part 4 of Title I of ERISA (regarding fiduciary responsibility), (ii) any plan to which Section 4975 of the Code applies (including Individual Retirement Accounts, i.e. IRAs) and (iii) any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. For purposes of (iii) above, an entity’s underlying assets will include plan assets if immediately after the most recent acquisition or disposition of any equity interest in such entity, 25% or more of a class of such entity’s “equity interests” are owned by Benefit Plan Investors and such “equity interests” are not “publicly-offered securities” (as the terms “equity interests” and “publicly-offered securities” are used in Department of Labor (“DOL”) Regulation 29 CFR §2510.3-101 and as subsequently modified by PPA 2006); provided that an entity which is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital shall not be considered a Benefit Plan Investor. Benefit Plan Investors include, by way of example and not of limitation, corporate pension and profit sharing plans, “simplified employee pension plans,” Keogh plans for self-employed individuals (including partners), individual retirement accounts, and certain bank commingled trust funds, or insurance company separate accounts, for such plans and accounts. Notwithstanding anything herein to the contrary, whether an entity is a Benefit Plan Investor shall be determined under the rules set forth in DOL Regulation 29 CFR §2510.3- 101, but only to the extent such regulations are not inconsistent with PPA 2006 and only until such time as the DOL issues new regulations consistent with PPA 2006, at which time, such superseding regulations shall control the determination of Benefit Plan Investor.

“Book/Tax Disparity” of a Member or Assignee of a Series – the difference between the (aggregate) balance of such Member’s or Assignee’s Capital Account in such Series and the balance of such Member’s or Assignee’s Tax Basis Capital Account in such Series.

“Business Day” – for purposes of this Agreement (excluding, for this purpose, any Authorizing Resolution or other document incorporated by reference herein), means any day that is not a Saturday or Sunday and is not a legal holiday or day on which banking institutions generally are authorized or obligated by law or regulations to remain closed in New York, California or Nevada.

“Capital Contribution” to a Series – the amount of money (or, if the Managing Member determines in its sole and absolute discretion in any particular case that a contribution of capital to a Series may be made in whole or in part in the form of property other than cash, the Agreed Value of such other property, net of any liability secured by such property) contributed by a Person to the capital of such Series, less the amount of any sales charge deducted from such contribution and paid to another Person.

“Capital Withdrawal” from a Capital Account in a Series – any distribution of cash or other property from such Capital Account to the Member or Assignee who holds such Account and any withdrawal of cash or other property from such Capital Account (if allowed by the Managing Member), pursuant to this Agreement (including distributions pursuant to the provisions of Article XI). Each Capital Withdrawal from a Capital Account in a Series shall be deemed to be effected as of the end of an Accounting Period of such Series, notwithstanding that a distribution in connection with such Capital Withdrawal is made after the end of such Accounting Period. For the avoidance of doubt, a distribution shall not include any amount constituting reasonable compensation for present or past services. The amount of a Capital Withdrawal from a Capital Account in a Series shall be the amount of cash distributed in connection with such withdrawal (to the extent cash is distributed in connection with such withdrawal) plus the net value of any assets associated with such Series that are distributed in connection with such withdrawal (to the extent assets associated with such Series are distributed in connection with such withdrawal), determined in accordance with the valuation principles set forth in the Authorizing Resolution creating such Series or in the Memorandum(if any) relating to such Series.

“CE Act” – the Commodity Exchange Act, as amended.

“Certificate” – the Certificate of Formation of the Company as originally filed in the office of the Secretary of State of the State of Delaware and as subsequently amended and/or restated from time to time in accordance with this Agreement and the Act.

“Class A Interest” means an Interest of a particular Series that has been designated as Class A.

“Class B Interest” means an Interest of a particular Series that has been designated as Class B.

“Class A Member” means a Member holding a Class A Interest.

“Class B Member” means a Member holding a Class B Interest.

“Class A Preferred Return” is defined in the relevant Authorizing Resolution.

“Class Percentage” means, for any Member of a Class of a Series, a fraction, expressed as a percentage, the numerator of which fraction shall be the Capital Contribution of such Member and the denominator of which fraction shall be the total Capital Contributions of all Members of the Class of that Series, as may be amended from time to time upon the transfer, issuance or redemption of Interests in the Company accordance with this Agreement.

“Final Closing” – with respect to a Series, the final day in which such Series admits a Person as a Member thereof pursuant to this Agreement.

“Code” – the Internal Revenue Code of 1986, as amended.

“Confidential Information” is defined in Section 8.6(a).

“Company” – QuantmRE HEI Holdings I, LLC the Delaware limited liability company whose formation was completed upon the filing of the Certificate and whose business and affairs shall be governed by this Agreement.

“Control” – when used with respect to a particular Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Entity” – any domestic or foreign corporation, partnership (whether general or limited), joint venture, limited liability company, business trust, trust, estate, custodian, Governmental Entity, cooperative or other entity, or any unincorporated association or organization or account, whether acting in an individual or representative capacity.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.

“Fiscal Quarter” of a Series – a fiscal quarter of such Series determined in accordance with the Authorizing Resolution creating such Series.

“Fiscal Year” of a Series – the fiscal year of such Series determined in accordance with the Authorizing Resolution creating such Series.

“General Assets” is defined in Section 5.3(b).

“General Liabilities” is defined in Section 5.4(b).

“Governmental Entity” – any federal, state, local or foreign government (or political subdivision, department, instrumentality, body or agency thereof).

“Indemnification Obligation” – an obligation of the Company to indemnify an Indemnitee, advance expenses of an Indemnitee or provide contribution with respect to an Indemnitee, as the case may be, pursuant to Article IX.

“Indemnitee” is defined in Section 9.2(a).

“Initial Closing” for a Series – the day on which such Series admits a Person (other than the Managing Member) as a Member thereof pursuant to this Agreement.

“Interest” of a Member or Assignee of a Series at any particular time – such Member’s or Assignee’s interest, rights, powers and authority in and with respect to such Series at such time as determined in accordance with this Agreement. Such rights include (i) such Member’s or Assignee’s share of the profits and losses of such Series, and such Member’s or Assignee’s right to receive distributions and to withdraw assets from such Series, pursuant to this Agreement and (ii) such Member’s or Assignee’s other rights, powers and authority in respect of such Series under this Agreement.

“Judicially Determined” – determined in a judgment or order, not subject to further appeal or discretionary review, by a court, governmental body or agency or self-regulatory organization having jurisdiction to render or issue such judgment or order.

“Liabilities” of a Series – (i) all of such Series’ bills and accounts payable; (ii) all of such Series’ accrued or payable expenses described in Section 5.4(a); and (iii) all of such Series’ other liabilities, present or future, including any Reserves established in respect of such Series.

“Liquidating Trustee” is defined in Section 11.2(a).

“Liquidating Trustee Associate” – the Liquidating Trustee, any Affiliate of the Liquidating Trustee, and any member, partner, shareholder, other beneficial owner, manager, director, officer, employee or agent of the Liquidating Trustee or any such Affiliate and their Personal Representatives.

“Losses” is defined in Section 9.2(a).

“Majority in Interest” of the Members of a Series as of the beginning of an Accounting Period – except as otherwise provided in the Authorizing Resolution creating a particular Series, Members of such Series (other than Members of such Series who are also Managing Member Associates) the Opening Balances of whose Capital Accounts in such Series at such time exceed fifty percent (50%) of the Opening Balances of the Capital Accounts at such time of all Members of such Series (other than Members of such Series who are also Managing Member Associates).

“Manager” means a “manager” within the meaning of Section 18-101(10) of the Act.

“Managing Member” – EQRE Manager, LLC. and any Additional Manager, to the extent that the Managing Member, pursuant to Section 3.4(c), provides that such Additional Manager shall possess any one or more of the rights, powers and authority of EQRE Manager, LLC. in its capacity as a Manager of the Company under this Agreement.

“Managing Member Associate” – the Managing Member, each Affiliate of the Managing Member, each member, partner, shareholder, other beneficial owner, manager, director, officer, employee or agent of the Managing Member or any such Affiliate, and the Personal Representatives of each of the foregoing.

“Member” of a Series as of a particular time – a Person who has been admitted to such Series as a Member in accordance with this Agreement and who has not, pursuant to this Agreement, (i) withdrawn all amounts from its Capital Account in such Series, (ii) resigned or withdrawn as a Member of such Series, (iii) been required to withdraw as a Member of such Series or (iv) assigned its entire Interest to a substitute Member pursuant to Section 5.7(b)(ii)(A). Member, when such term is used without reference to a Series, means each Member of each Series.

“Memorandum” relating to a Series – the Confidential Private Placement Memorandum as in effect at the time of the Initial Closing for such Series (if any), together with (i) any amendment(s) thereto and (ii) any supplement(s) thereto relating to such Series, prepared by or under the direction of the Managing Member describing the Company, such Series, the Managing Member and the offer and sale of Interests in such Series.

“Minimum Investment Amount” $10,000 or such other amount as set forth in the Authorizing Resolution.

“Net Assets” of a Series at a particular time – the value of a Series’ assets at such time minus the amount of the Series’ liabilities at such time (in each case determined in accordance with generally accepted accounting principles consistently applied (except as provided in this Agreement, the relevant Authorizing Resolution or the Memorandum (if any)) and Section 8.3).

“Net Income” with respect to any Series, the income generated with respect to the Company’s Assets, less any Company Liabilities associated with such Series or Assets associated with such Series.

“1940 Act” – the Investment Company Act of 1940, as amended.

“1934 Act” – the Securities Exchange Act of 1934, as amended.

“1933 Act” – the Securities Act of 1933, as amended.

“Notification” to a Person – a written notice that is deemed to be duly given to such Person on: (i) the date of delivery, if delivered by hand to such Person or sent to such Person by facsimile transmission (provided confirmation of receipt thereof is obtained) or reputable overnight courier; or (ii) the date indicated as the date of receipt on the return receipt, if mailed to such Person by U.S. registered or certified mail (first class postage prepaid), return receipt requested. Any Notification required or permitted to be given to the Managing Member or the Company shall be sent to the principal office of the Company, or to such other address or facsimile number as the Managing Member may specify in a Notification given to all other Members and Assignees. Any Notification required or permitted to be given to any other Member or Assignee shall be sent to such Member or Assignee at such address or to such facsimile number as such Member or Assignee may notify the Company by way of a Notification (it being understood and agreed that a Subscription Agreement, duly executed by a Person who subscribes for a Company Interest pursuant thereto, shall constitute a Notification by such Person of its address and facsimile number).

“Offering Period” the period beginning on the date of the Initial Closing and ending on the date of the Final Closing which period should not exceed the time period set forth in the Authorizing Resolution.

“Party” is defined in Section 12.3.

“Person” – any natural person, whether acting in an individual or representative capacity, or any

Entity.

“Personal Representative” is defined in Section 18-101(13) of the Act.

“Plan Assets” – money or other property in which a Benefit Plan Investor is deemed to have an ownership interest for purposes of ERISA or Section 4975 of the Code.

“Proceeding” – any claim, demand, action, suit or proceeding (including any action by or in the right of the Company or any Series), civil, criminal, administrative or investigative, brought by or before (or threatened to be brought by or before) any court, arbitrator, mediator, governmental body or agency or self-regulatory organization, that directly or indirectly arises from or relates to this Agreement, the business or affairs of the Company (or any Series) or a Member’s or Assignee’s investment in a Series.

“Proprietary Information” is defined in Section 8.6(e)(i).

“Regular Income Distribution” is defined in Section 6.1(b).

“Required Records” is defined in Section 8.1(a).

“Reserves” is defined in Section 8.3(d).

“Securities and Commodities Laws” – any one or more of the Advisers Act, the 1933 Act, the 1934 Act, the 1940 Act and the CE Act, to the extent each is applicable to the Managing Member or the Company.

“Series” means an investment portfolio of the Company that is separate and distinct from each other investment portfolio of the Company and is a “series” of the Company within the meaning of Section 18-215 of the Act.

“Subscription Agreement” of a Person – the Subscription Agreement and Power of Attorney (and related documents) in such form or forms as the Managing Member may from time to time determine, as completed and executed by such Person and delivered by such Person to the Company in respect of the relevant Series, pursuant to which such Person (i) subscribes for an Interest in such Series by agreeing to contribute capital to such Series in such amount or amounts, at such time or times and otherwise in such manner as may be set forth therein; and (ii) agrees to be bound by this Agreement as a Member of such Series.

“State” is defined in Section 18-101(14) of the Act.

“Subsequent Closing” with respect to each Series, any closing that takes place during the Offering Period.

“Target Investment Amount” with respect to each series, the amount set forth in the Authorizing Resolution and Memorandum supplement.

“Tax Basis Capital Account” – is defined in Section 7.2(a).

“Tax Item” of a Series – any item of such Series’ income, gain, expense, deduction, loss or credit allocable to Members and Assignees of such Series for federal income tax purposes.

“Tax Laws” is defined in Section 8.5(b).

“Tax Returns” is defined in Section 8.5(a).

“Transfer” of an Interest or an interest therein – (i) any transaction in which a Person assigns or purports to assign an Interest, or an interest therein, to another Person, and includes: (A) any transfer, sale, assignment, gift, exchange, pledge, mortgage or hypothecation of an Interest, or any interest therein; (B) the creation or granting of a security interest, lien or encumbrance in, on or against an Interest, or any interest therein; or (C) any other conveyance or disposition of an Interest, or an interest therein, whether voluntary, involuntary or by operation of law; and (ii) any agreement, including a structured note or swap transaction, under which a Member or Assignee agrees to: (A) grant any other Person an economic interest in such Member’s or Assignee’s Capital Account or (B) pay any person an amount determined in whole or in substantial part by reference to the change in value of a Capital Account or to the performance of the Company.

“Treasury Regulations” – the income tax regulations promulgated under the Code, whether in proposed, temporary or final form.

“Withdrawal Date” in respect of a Capital Account – the date as of which a Capital Withdrawal is effected from such Account.